UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2025 (February 2, 2025)

TRIUMPH GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-12235	51-0347963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 E Lancaster Avenue Suite 400 Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 610 251-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share Purchase rights	TGI	New York Stock Exchange LLC
	N/A	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (*230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (* 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 2, 2025, Triumph Group, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Titan BW Acquisition Holdco Inc., a Delaware corporation (“Parent”), and Titan BW Acquisition Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of investment funds managed by Warburg Pincus LLC (“Warburg Pincus”) and Berkshire Partners LLC (“Berkshire”).

At the closing of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock owned directly by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Parent (other than Merger Sub), (ii) shares of Common Stock owned by any direct or indirect subsidiary of the Company and (iii) shares of Common Stock held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Common Stock pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”) and, as of the Effective Time, has not failed to perfect, or not effectively waived, withdrawn or lost rights to appraisal under the DGCL) shall be converted into the right to receive $26.00 in cash, without interest and subject to applicable tax withholdings (the “Merger Consideration”) and, as of the Effective Time, all such shares will no longer be outstanding and will automatically be cancelled.

At the Effective Time, each performance stock unit (“Company PSU”) that is outstanding immediately prior to the Effective Time will be cancelled and exchanged for an amount in cash, less applicable tax withholdings, equal to the product of (i) the total number of shares of Common Stock subject to the Company PSU (based on the attainment of target level of performance), multiplied by (ii) the Merger Consideration.

At the Effective Time, each restricted stock unit (“Company RSU”) that is outstanding immediately prior to the Effective Time will be cancelled and exchanged for an amount in cash, less applicable tax withholdings, equal to the product of (i) the total number of shares of Common Stock subject to the Company RSU multiplied by (ii) the Merger Consideration.

At the Effective Time, each option to purchase shares of Common Stock (“Company Option”) that is outstanding immediately prior to the Effective Time and which has an exercise price per share of Common Stock that is less than the Merger Consideration (each, an “In the Money Option”) will automatically be cancelled and exchanged for an amount in cash equal to (i) the total number of shares of Common Stock subject to the In the Money Option, multiplied by (ii)(1) the Merger Consideration minus (2) the exercise price payable per share of Common Stock applicable to the In the Money Option, without interest. In addition, each Company Option that is not an In the Money Option will be cancelled at the Effective Time without payment of any consideration.

The Company Amended and Restated 2018 Equity Incentive Plan, the Company 2016 Directors’ Equity Compensation Plan, and the Company 2013 Equity and Cash Incentive Plan each will be terminated at the Effective Time. Except as necessary to comply with applicable law or as required under any collective bargaining agreement, the Company will use good faith efforts to also terminate the Company 2013 Employee Stock Purchase Plan at or prior to the Effective Time.

Consummation of the Merger is subject to certain customary conditions, including, without limitation, (i) the approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote (the “Company Stockholder Approval”) at the Company stockholders meeting to approve the Merger (the “Company Stockholders Meeting”); (ii) the receipt of approvals, or the expiration or termination of waiting periods (and any extension thereof), under certain regulatory laws or from certain regulatory authorities (including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other regulatory processes under applicable foreign direct investment and competition laws); and (iii) the absence of any judgment, order or decree, or statute, law, ordinance, rule, ruling ,determination, directive, adjudication, injunction, code, decree or regulation, preliminary, temporary or permanent, or other legal restraint or prohibition and of any binding order or determination by any governmental entity (a “Legal Restraint”), preventing, making illegal or prohibiting the consummation of the Merger and the other transactions contemplated by the Merger Agreement. Each party’s obligation to consummate the Merger is subject to certain other conditions, including (a) the accuracy of the other

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party’s representations and warranties, (b) the other party’s compliance with its covenants and agreements contained in the Merger Agreement (in each case, subject to certain qualifications) and (c) with respect to obligation of Parent and Merger Sub to consummate the Merger, the absence of a material adverse effect with respect to the Company.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants, including with respect to, among other things, the operation of the business of the Company and its subsidiaries prior to the Effective Time, convening and holding the Company Stockholders Meeting and, subject to certain customary exceptions, recommending that the Company’s stockholders vote to adopt the Merger Agreement and approve the Merger at the Company Stockholders Meeting. In addition, the Merger Agreement contains a customary “no shop” provision that, in general, prohibits the Company from soliciting alternative acquisition proposals and providing non-public information in connection with, and engaging in discussions or negotiations regarding, unsolicited alternative acquisition proposals, subject to a customary “fiduciary out” exception that allows the Company, under certain specified circumstances, to take such actions with respect to an alternative acquisition proposal if the board of directors of the Company (the “Board”) determines in good faith, after consultation with its financial advisors and outside legal counsel, (x) that such alternative acquisition proposal either (i) constitutes a Superior Proposal (as defined in the Merger Agreement) or (ii) would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement), and (y) that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the directors under applicable law.

The Merger Agreement contains certain customary termination rights for the Company and Parent. Subject to certain limitations, the Merger Agreement may be terminated by either Parent or the Company if (i) the Merger is not consummated on or before the date that is six (6) months after the date of the Merger Agreement, which is subject to extension for an additional three (3) months by either party if all conditions to the consummation of the Merger are satisfied other than regulatory approvals (the “End Date”), (ii) upon the issuance by any governmental entity of a Legal Restraint which is final and non-appealable or (iii) if the Company Stockholder Approval is not obtained at the Company Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken. In addition, (a) Parent may terminate the Merger Agreement prior to the Company Stockholders Meeting in the event that (x) the Board withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify in a manner adverse to Parent, its recommendation that its stockholders approve and adopt the Merger Agreement or take any action, or make any public statement, filing or release inconsistent with such recommendation (including a failure to reaffirm such recommendation when required to do so under the terms of the Merger Agreement) (an “Adverse Recommendation Change”) or (y) the Company has materially breached its “no shop” obligations and (b) subject to certain rights of Parent, following receipt of a Superior Proposal (as defined in the Merger Agreement), the Merger Agreement may be terminated by the Company prior to receipt of the Company Stockholder Approval, in order to enter into a definitive written agreement providing for such Superior Proposal in accordance with the provisions of the Merger Agreement.

Upon termination of the Merger Agreement under specified circumstances, including in order for the Company to enter into a definitive written agreement with respect to a Superior Proposal, the Board making an Adverse Recommendation Change prior to the receipt of the Company Stockholder Approval or the Company having materially breached its “no shop” obligations, the Company will be required to pay Parent a termination fee of $80,000,000 (the “Company Termination Fee”).

Further, if the Merger Agreement is terminated (i) because the Merger is not consummated by the End Date, (ii) if the Company Stockholder Approval has not been obtained at the Company Stockholders Meeting or (iii) because the Company commits an uncured material covenant breach leading to a failure of the Closing to be consummated, and prior to such termination but after the date of the Merger Agreement, an alternative acquisition proposal is made by a third party to the Company or the Board or is made directly to the Company’s stockholders, and within twelve (12) months after the date of such termination the Company consummates, or enters into a definitive agreement providing for, an alternative acquisition proposal, then the Company shall be obligated to pay the Company Termination Fee.

Certain investment vehicles managed or advised by each of Warburg Pincus and Berkshire (the “Investors”) have committed, pursuant to equity commitment letters, to capitalize Parent, at or immediately prior to the Closing of the Merger, on the terms and subject to the conditions set forth in the equity commitment letters. Parent and Merger Sub have secured committed debt financing in connection with the Merger on customary terms and conditions set forth in a debt commitment letter. The aggregate proceeds of the equity and debt financing commitments will be sufficient for Parent to pay the aggregate Merger Consideration and all related fees and expenses of Parent and Merger Sub payable at the Closing, including any transactions in connection with the Company’s senior secured notes and securitization

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facility as required or permitted by their governing documents. However, the consummation of the Merger is not conditioned on Parent or Merger Sub obtaining any financing. The Investors have also provided limited guarantees in favor of the Company, to guarantee, subject to certain limitations set forth in the Limited Guarantees, the payment of each such Investor’s pro rata share of the obligation of Parent to pay the reverse termination fee of $135,000,000 (the “Reverse Termination Fee”) in the circumstances described below and certain indemnification and expense obligations of Parent and Merger Sub.

If (i)(a) Parent fails to consummate the Merger after all of the required conditions have been satisfied or (b) there is a breach by Parent or Merger Sub of its covenants or the representations and warranties of Parent or Merger Sub are inaccurate and such breach or inaccuracy causes a failure of a closing condition (subject to a customary cure period) and (ii) the Company terminates the Merger Agreement as a result thereof, Parent shall be obligated to pay the Company the Reverse Termination Fee.

The representations, warranties, covenants and agreements of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Merger Agreement; (ii) have been qualified by (a) except for certain representations and warranties, certain matters set forth in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) prior to the date of the Merger Agreement and (b) confidential disclosures made to Parent and Merger Sub in the disclosure letter delivered in connection with the Merger Agreement; and (iii) are subject to certain materiality qualifications contained in the Merger Agreement, which may differ from what may be viewed as material by investors. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Board has unanimously (i) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the Company’s stockholders vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, at the Company Stockholders Meeting.

Also on February 2, 2025, in connection with the Company’s execution of the Merger Agreement, certain of its members of management entered into Support Agreements (each, a “Support Agreement”) with Parent, pursuant to which the stockholders have agreed, among other things, to vote their shares of Common Stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, subject to limited exceptions, not to transfer or otherwise dispose of their shares of Common Stock and not to solicit or facilitate any proposal or inquiry that would reasonably be expected to lead to an alternative proposal.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 2, 2025, the Board approved and adopted an amendment to the Company’s Amended and Restated By-Laws to add a forum selection clause that designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal disputes, which became effective upon such approval and adoption. A copy of the Amended and Restated Bylaws is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

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Item 8.01.	Other Events.

On February 3, 2025, the Company issued a press release announcing that it entered into the foregoing transaction. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated by reference.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid and information currently available to management. They can be identified by the use of words such as “may,” “might,” “anticipate,” “plan,” “believe,” “potential,” “intend,” “expect,” “strategy,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following risks: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the risk that the Company’s stockholders may not approve the proposed transaction; (iii) inability to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; (iv) uncertainty as to the timing of completion of the proposed transaction; (v) potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction; (vi) potential litigation relating to the proposed transaction that could be instituted against the Company, Parent or their respective directors and officers, including the effects of any outcomes related thereto; or (vii) possible disruptions from the proposed transaction that could harm the Company’s or Parent’s business, including current plans and operations. Further information regarding the important factors that could cause actual results to differ from projected results can be found in the Company’s reports filed or that may be filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2024 and September 30, 2024. Any forward-looking information provided in this document should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this document.

Important Additional Information and Where to Find It

In connection with the proposed transaction between the Company and Parent, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the proxy materials to each stockholder entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website (https://www.triumphgroup.com/investor-relations) or by contacting the investor relations department of the Company.

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Participants in the Solicitation

The Company and its directors and executive officers, including Daniel J. Crowley, Chairman, President and Chief Executive Officer, Barbara Humpton, Colleen C. Repplier, Courtney Mather, Cynthia M. Egnotovich, Daniel P. Garton, Mark C. Cherry, Neal J. Keating, Partrick Allen, all of whom are members of the Company’s Board of Directors, as well as James McCabe, Senior Vice President and Chief Financial Officer, Jennifer Allen, Chief Administrative Officer, Senior Vice President, General Counsel and Secretary, Thomas Quigley, Vice President, Investor Relations, Mergers & Acquisitions & Treasurer, Kai Kasiguran, Vice President, Controller may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, can be found under the captions “Security Ownership of Principal Stockholders and Management,” “Board of Directors—Director Compensation,” and “Compensation Discussion and Analysis” contained in the Company’s proxy statement on Schedule 14A filed with the SEC on June 24, 2024. To the extent that the Company’s directors and executive officers and their respective affiliates have acquired or disposed of security holdings since the applicable “as of” date disclosed in the 2024 Proxy Statement, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4, Initial Statements of Beneficial ownership on Form 3, or amendments to beneficial ownership reports on Schedules 13D filed with the SEC: Form 4, filed by Kai W. Kasiguran, with the filings of the Company on September 3, 2024; Form 4, filed by Colleen C. Repplier, with the filings of the Company on August 12, 2024; Form 4, filed by Courtney Mather, with the filings of the Company on August 12, 2024; Form 4, filed by Neal J. Keating, with the filings of the Company on August 12, 2024; Form 4, filed by Daniel P. Garton, with the filings of the Company on August 12, 2024; Form 4, filed by Barbara Humpton, with the filings of the Company on August 12, 2024; Form 4, filed by Cynthia M. Egnotovich, with the filings of the Company on August 12, 2024; Form 4, filed by Patrick E. Allen, with the filings of the Company on August 12, 2024; Form 3, filed by Mark C. Cherry, with the filings of the Company on August 12, 2024 and Form 4, filed by Mark C. Cherry, with the filings of the Company on August 9, 2024.

Information regarding the identity of the potential participants, and their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at https://www.triumphgroup.com/investor-relations.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

2.1*	Agreement and Plan of Merger, dated as of February 2, 2025, by and among Triumph Group, Inc., Titan BW Acquisition Holdco Inc. and Titan BW Acquisition Merger Sub Inc.

3.1	The Company’s Amended and Restated By-Laws, dated February 2, 2025.

99.1	Press Release, dated February 3, 2025.

*

Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Merger Agreement (identified therein) have been omitted from this Report and will be furnished supplementally to the SEC upon request.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIUMPH GROUP, INC.

By:	/s/ Jennifer H. Allen
Jennifer H. Allen
Chief Administrative Officer, Senior Vice President, General Counsel and Secretary

Date: February 3, 2025

Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of February 2, 2025

among

TRIUMPH GROUP, INC.,

TITAN BW ACQUISITION HOLDCO INC.

and

TITAN BW ACQUISITION MERGER SUB INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 2, 2025, among Triumph Group, Inc., a Delaware corporation (the “Company”), Titan BW Acquisition Holdco Inc., a Delaware corporation (“Parent”), and Titan BW Acquisition Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger, pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation, and each share of Common Stock issued and outstanding (other than Cancelled Shares) shall be converted into the right to receive the Merger Consideration, without interest and subject to applicable Tax withholding, subject to the terms set forth in this Agreement;

WHEREAS, the Company Board has unanimously (a) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (c) recommended that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, at the Company Stockholders Meeting;

WHEREAS, the Parent Board and the Merger Sub Board have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the Merger Sub Board has recommended adoption and approval of this Agreement by its sole stockholder;

WHEREAS, simultaneously with, in connection with and as an inducement to the willingness of the Company to effect, the execution and delivery of this Agreement, (a) Warburg Pincus (Callisto) Global Growth 14 (Cayman), L.P., Warburg Pincus (Europa) Global Growth 14 (Cayman), L.P., Warburg Pincus Global Growth 14-B (Cayman), L.P., Warburg Pincus Global Growth 14-E (Cayman), L.P., WP Global Growth 14 Partners (Cayman), L.P., Warburg Pincus Global Growth 14 Partners (Cayman), L.P., Berkshire Fund XI, L.P., Berkshire Fund XI-TE, L.P., Berkshire Fund XI-F, L.P., Berkshire Fund XI-Lux, SCSp, Berkshire Investors III LLC, Berkshire Investors V, L.P. and PCA Berkshire Opportunities Fund, L.P. (collectively, the “Investors”) have entered into, and delivered to the Company, the Equity Commitment Letters relating to the commitment of the Investors, in each case, subject to the terms and conditions set forth therein, to provide Parent with equity financing in the amount set forth therein for the purpose of funding the transactions contemplated hereby, and (b) the Investors have entered into, and delivered to the Company, guarantees (collectively, the “Guarantees”) relating to the commitment of the Investors in favor of the Company for the purpose of guaranteeing the payment to the Company of (i) the Reverse Termination Fee, (ii) the Company Recovery Costs and (iii) the Financing Cooperation Expenses (collectively, the “Obligations”), in each case, subject to the terms and conditions set forth therein;

WHEREAS, simultaneously with, in connection with and as an inducement to the willingness of the Company to effect, the execution and delivery of this Agreement, Daniel Crowley, Jennifer Allen and Jim McCabe have entered into voting and support agreements (collectively, the “Support Agreements”) in connection with the transactions contemplated hereby, in each case, subject to the terms and conditions set forth therein;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.03.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties agree as follows:

ARTICLE I

The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Company”).

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001 at 9 a.m., New York City time, or by the electronic delivery of documents, on a date to be agreed in writing between the Company and Parent, which shall be no later than the third Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Delaware Secretary of State the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Delaware Secretary of State, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.05 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

Section 1.06 Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) or any shares of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Conversion of Common Stock. Subject to Sections 2.02 and 2.04, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled or converted into shares of the Surviving Company in accordance with Section 2.01(c) and (ii) shares that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Common Stock pursuant to Section 262 of the DGCL and has not failed to perfect, or not effectively waived, withdrawn or lost rights to appraisal under the DGCL (the “Dissenting Shares”, and the shares referenced in clauses (i) and (ii), the “Cancelled Shares”)) shall be converted into the right to receive $26.00 in cash, without interest and subject to applicable Tax withholding (the “Merger Consideration”). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form (such shares, “Book-Entry Shares”)) that immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein that is based upon the number of shares of Common Stock (including with reference to Company RSUs, Company PSUs and Company Options) will be appropriately adjusted to provide to the holders of Common Stock, Company RSUs, Company PSUs and Company Options the same economic effect as contemplated by this Agreement prior to such event.

(b) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and, except as otherwise provided in Section 2.01(c)(ii), shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(c) Cancellation of Parent-Owned Stock; Conversion of Subsidiary-Owned Stock.

(i) Each share of Common Stock that is owned directly by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Each share of Common Stock that is owned by any direct or indirect Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of Merger Sub shall be converted into such number of shares of common stock of the Surviving Company such that the ownership percentage of any such Subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such Company Subsidiary immediately prior to the Effective Time.

Section 2.02 Exchange of Certificates; Payment Fund.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint, at its sole cost and expense, a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration pursuant to this Article II. At or immediately prior to the Effective Time, Parent shall deposit with the Paying Agent for payment in accordance with this Article II through the Paying Agent, cash sufficient to pay the Merger Consideration. All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.”

(b) Letter of Transmittal. As reasonably promptly as practicable after the Effective Time (and in any event within four Business Days after the Effective Time), Parent shall cause the Paying Agent to mail, or otherwise provide in the case of Book-Entry Shares, to each holder of record of Common Stock (i) a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected and risk of loss and title shall pass (A) with respect to shares evidenced by Certificates, only upon the proper delivery of the

Certificates and validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for effecting the surrender of Book-Entry Shares or Certificates in exchange for the applicable Merger Consideration.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Common Stock held as Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Common Stock have been converted pursuant to Section 2.01. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate or Book-Entry Share representing such Common Stock is presented to the Paying Agent (or, in the case of Book-Entry Shares, proper evidence of such transfer) accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any stock transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Common Stock have been paid or are otherwise not payable. Until surrendered as contemplated by this Section 2.02(c), each share of Common Stock (other than Cancelled Shares), and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of shares of Common Stock are entitled to receive in respect of such shares pursuant to this Section 2.02(c). No interest will be paid or accrued on the cash payable upon surrender of the Certificates (or shares of Common Stock held as Book-Entry Shares).

(d) No Further Ownership Rights in Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Common Stock (other than Cancelled Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Common Stock (or shares of Common Stock held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(e) Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Common Stock for one year after the Effective Time shall be delivered to Parent (or its designee), and any holder of Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration without any interest thereon.

(f) No Liability. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s stockholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

(h) Withholding Rights. Each of Parent, the Company and the Paying Agent and any other applicable withholding agent (without duplication) shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that the parties agree that no withholding shall be made under Section 1445 of the Code with respect to the amounts payable under this Agreement if the Company has provided a valid certificate pursuant to the last sentence of this Section 2.02(h). Each such withholding agent shall use commercially reasonable efforts to reduce or eliminate any such withholding, including by requesting any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information. Amounts so withheld and properly remitted to the appropriate taxing authority in accordance with applicable Law shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Parent shall pay, or cause to be paid, all amounts deducted and withheld pursuant to this Section 2.02(h) to the appropriate taxing authority within the period required under Applicable Law. At or prior to the Closing, the Company shall deliver to Parent a certificate dated as of the Closing Date, substantially in the form and substance required by the Treasury Regulations 1.1445-2(c)(3)(i) and 1.897-2(h) that the shares of the Company are not, and have not been for the period specified in Section 897(c)(1)(A)(ii) of the Code, United States real property interests as defined in Section 897(c) of the Code and the Treasury Regulations promulgated thereunder.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed reasonably satisfactory to the Paying Agent, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.03 Treatment of Outstanding Equity Awards.

(a) Treatment of Company PSUs. At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be canceled in exchange for an amount in cash equal to the product of (i) the total number of shares of Common Stock underlying such Company PSU based on the attainment of the applicable performance metrics at target level of performance and (ii) the Merger Consideration, less applicable Tax withholdings (the “PSU Payment”).

(b) Treatment of Company RSUs. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be canceled in exchange for an amount in cash equal to the product of (i) the total number of shares of Common Stock underlying such Company RSU multiplied by, (ii) the Merger Consideration, less applicable Tax withholdings (the “RSU Payment”).

(c) Treatment of Company Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, and which has an exercise price per share of Common Stock that is less than the Merger Consideration (each, an “In the Money Option”), shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (i) a cash payment, without interest, equal to (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per share of Common Stock applicable to such In the Money Option, multiplied by (B) the total number of shares of Common Stock subject to such In the Money Option, less applicable Tax withholdings (the “In the Money Option Payment”). At the Effective Time, each Company Option that is not an In the Money Option which is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled without any consideration payable therefor.

(d) Section 409A. Notwithstanding anything herein to the contrary, with respect to any Company Stock Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Stock Award that will not trigger a Tax or penalty under Section 409A of the Code.

(e) Necessary Actions. Prior to the Effective Time, the Company shall take all actions that it determines to be appropriate or necessary (under any Company Stock Plan and award agreements pursuant to which Company Stock Awards are outstanding or otherwise) to effect the transactions described in this Section 2.03.

(f) Treatment of Company ESPP. The provisions of Section 2.03(a), Section 2.03(b) and Section 2.03(c) shall not apply to any rights under the Company ESPP. Except as necessary to comply with applicable Law or as required under any Collective Bargaining Agreement, with respect to the Company ESPP, as soon as practicable following the date of this Agreement, the Company Board (or a committee thereof) shall adopt resolutions or take other actions as may be required to provide that (i) participation in the Company ESPP shall be limited to those employees who are participants in the Company ESPP on the date of this Agreement, (ii) such participants may not increase their payroll deduction election or purchase elections from those in effect on the date of this Agreement or make separate non-payroll contributions on or following the date of this Agreement and (iii) no further Option Period (as defined in the Company ESPP) will commence pursuant to the Company ESPP after the date hereof. Prior to the Effective Time, the Company will take all action that may be necessary to, effective upon the Effective Time, (x) cause any exercise date that would otherwise occur on or after the Effective Time, if any, to occur no later than five Business Days prior to the date on which the Effective Time occurs, (y) make any pro rata adjustments that may be necessary to reflect the shortened Option Period, but otherwise treat such shortened Option Period as a fully effective and completed Option Period for all purposes pursuant to the Company ESPP and (z) cause the exercise (as of no later than one Business Day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, if any, referred to in clause (z) of the preceding sentence, the Company will apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Common Stock in accordance with the terms of the Company ESPP and will cause the remaining accumulated but unused payroll deductions to be distributed to the relevant participants without interest as promptly as practicable following such exercise date. Except as necessary to comply with applicable Law, immediately prior to and effective as of the Effective Time, the Company will use good faith efforts (including by providing notice of the transaction to applicable employee representatives promptly after the execution of the Agreement and engaging in effects bargaining with employee representatives prior to the Effective Time) to terminate the Company ESPP.

(g) Delivery of Company Stock Award Consideration; Withholding. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (or the relevant employer subsidiary) to each holder of a Company Stock Award the PSU Payment, the RSU Payment and the In the Money Option Payment, as applicable, within five (5) Business Days following the Effective Time, less any required withholding Taxes and without interest.

Section 2.04 Dissenter’s Rights.

(a) Notwithstanding anything herein to the contrary, no Dissenting Shares shall be converted into or represent the right to receive the Merger Consideration as provided in Section 2.01, and instead the holders of such Dissenting Shares shall be entitled to such rights as are granted by Section 262 of the DGCL (unless and until such stockholder shall have failed to timely perfect, or shall have effectively waived, withdrawn or lost, such stockholder’s right to dissent from the Merger under the DGCL, in which case such stockholder shall be entitled to receive the Merger Consideration in accordance with Section 2.01, without interest thereon, in exchange for such shares of Common Stock, and such shares of Common Stock shall no longer be deemed to be Dissenting Shares) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL (the “Dissenter’s Rights”). At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except with respect to Dissenter’s Rights and as provided in this Section 2.04.

(b) The Company shall promptly provide Parent any instruments delivered by any holders of Common Stock with respect to demands, or attempted withdrawal of demands, for appraisal by such holder of shares of Common Stock and any other instruments received by the Company relating to the Dissenter’s Rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands (and the Company shall reasonably consult with Parent and consider in good faith Parent’s advice with respect to such negotiations and proceedings). The Company shall not, without the prior written consent of Parent, unless required by an order of a Governmental Entity of competent jurisdiction, make any payment with respect to, settle or offer to settle any such demands, waive any failure to timely deliver a written demand or appraisal in accordance with the DGCL or agree to do any of the foregoing.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available at least one (1) Business Day prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” or any other disclosures contained in or referenced therein of information, factors or risks that are cautionary or forward-looking in nature) (the “Filed Company SEC Documents”); provided, that nothing disclosed in the Filed Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.03 or the first sentence of Section 3.08(a); or (ii) as set forth in the disclosure letter delivered by the Company to Parent contemporaneously with the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosure in any section or subsection shall be deemed to qualify any other section in this Agreement to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other section or subsection; provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made in this Agreement.

Section 3.01 Organization, Standing and Power. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Company Charter and the Company Bylaws, each as amended to date. Except for matters that, individually or in the aggregate, have not been or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary is in violation of its charter, bylaws or similar organizational documents.

Section 3.02 Company Subsidiaries.

(a) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary, by the Company and a Company Subsidiary or by multiple Company Subsidiaries, free and clear of all material Liens, excluding Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities law and those with respect to any Permitted Lien.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice in all material respects.

Section 3.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, and 250,000 shares of preferred stock, $0.01 par value, of the Company (the “Preferred Stock” and, together with the Common Stock, the “Capital Stock”). At the close of business on January 30, 2025, (i) 77,407,906 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 2,031,192 shares of Common Stock were reserved and available for the grant of future awards pursuant to the Company Stock Plans, (iv) 1,329,225 shares of Common Stock were issuable upon the vesting or settlement of outstanding Company PSUs (assuming target performance is achieved), (v) 658,191 shares of Common Stock were issuable upon the vesting or settlement of outstanding Company RSUs, (vi) 0 shares of Common Stock were issuable upon the exercise of outstanding In the Money Options and (vii) 3,453,542 shares of Common Stock remained available for issuance under the Company ESPP. Within six (6) Business Days of the date of this Agreement, the Company shall provide to Parent a true and complete list, as of January 30, 2025, of each Company Stock Award and, with respect to each Company Stock Award, (i) the holder’s name (or, with respect to any employee whose principal place of employment is not in the United States, employee ID number), (ii) the date such Company Stock Award was granted,

(iii) the type of Company Stock Award, (iv) the number of shares subject to such award (assuming target performance in the case of any Company PSU), (v) with respect to any Company Option, the exercise price, and (vi) the Company Stock Plan under which the applicable Company Stock Award was granted. Other than pursuant to the Rights Plan and except as set forth in this Section 3.03(a), at the close of business on January 30, 2025, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.

(b) All outstanding shares of Common Stock are, and, at the time of issuance, all such shares that may be issued upon the settlement Company PSUs, Company RSUs and Company Options will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. Other than pursuant to the Rights Plan and except as set forth above in this Section 3.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities (including Company Voting Debt) of, or other equity or equity-based interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities (including Company Voting Debt) of, or other equity or equity-based interests in, the Company or any Company Subsidiary or (z) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of Common Stock or other equity securities of the Company in connection with (i) the withholding of Taxes in connection with the exercise, vesting or settlement of Company Stock Awards and (ii) forfeitures of Company Stock Awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clauses (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote on any matters on which the Company’s stockholders may vote (“Company Voting Debt”). None of the Company or any of the Company Subsidiaries is a party to any voting or other agreement with respect to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to, any capital stock or voting securities of, or other equity interests in, the Company. Except as set forth on Section 3.03(b) the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries. The Company is not party to any

Contract that obligates it to repurchase, redeem or otherwise acquire any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities (including Company Voting Debt) of, or other equity or equity-based interests in, the Company or any Company Subsidiary. There are not any (x) accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock or (y) dividend equivalent units credited with respect to any issued Company PSUs, Company RSUs or Company Options.

Section 3.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”). The Board of Directors of the Company (the “Company Board”) has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present, (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommending that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger in accordance with the relevant provisions of the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, modification, cancellation or acceleration of any obligation (other than pursuant to any Company Benefit Plan), any obligation to make an offer to purchase or redeem any capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) any Contract to which the Company or any

Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any Permit, Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity (other than as a party to any Government Contract or as the ultimate customer of any Government Contract) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in preliminary and definitive forms, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including the requirement under the Exchange Act for the stockholders of the Company to approve or disapprove, on an advisory basis, certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger); (ii) (A) compliance with and filings under the HSR Act, (B) relevant Foreign Investment Clearances and (C) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation, foreign investment or similar Laws in order to complete the Merger and the other transactions contemplated by this Agreement; (iii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; (iv) compliance with the NYSE rules and regulations; and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary for the adoption of this Agreement.

Section 3.06 SEC Documents; Undisclosed Liabilities.

(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2023 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or, if amended or supplemented by a filing or amendment or supplement prior to the date of this Agreement, then at the time of such filing or amendment or supplement) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments). As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review. The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE.

(c) Except (i) as specifically reflected or adequately reserved against in the Company’s consolidated balance sheet as of September 30, 2024 (or the notes thereto) (the “Balance Sheet”) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement and (iii) for liabilities and obligations that have been incurred in the ordinary course of business consistent with past practice since September 30, 2024 (none of which relates to or arises from a violation of Law, tort, breach of Contract, infringement or misappropriation), none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, that individually or in the aggregate, have been or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. There are no (A) unconsolidated Subsidiaries of the Company, or (B) off-balance sheet arrangements to which the Company or any of the Company Subsidiaries is a party of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents or any obligations of the Company or any of the Company Subsidiaries to enter into any such arrangements.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g) None of the Company Subsidiaries is, or has at any time since January 1, 2023 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference therein.

Section 3.08 Absence of Certain Changes or Events.

(a) From March 31, 2024 to the date of this Agreement, there has not occurred any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From September 30, 2024 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course of business consistent with past practice in all material respects.

(b) From September 30, 2024, none of the Company or any Company Subsidiary has taken any action that would require the consent of Parent pursuant to Section 5.01 if taken after the date of this Agreement (other than pursuant to Section 5.01(a) (Dividends), Section 5.01(b) (Company Securities), Section 5.01(l) (Compensation) or Section 5.01(o) (Capital Expenditures)).

Section 3.09 Taxes. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) Each of the Company and the Company Subsidiaries has timely filed or caused to be filed, taking into account any extensions of time within which to file, all Tax Returns required to have been filed, and all such Tax Returns are accurate and complete.

(b) Each of the Company and the Company Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, other than Taxes that are not yet due. The unpaid Taxes of the Company and the Company Subsidiaries (being Taxes not yet due) will not materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet through the Closing Date other than for items arising in the ordinary course of business.

(c) No deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any Company Subsidiary, which has not been resolved. There are no currently ongoing or, to the Knowledge of the Company, proposed or threatened audits or other proceedings with respect to Taxes of the Company or any Company Subsidiary. There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of the Company or any Company Subsidiary that is currently in force (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business).

(d) Neither the Company nor any Company Subsidiary has failed to withhold, collect or timely remit all amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, stockholder or other third party.

(e) No claim has been made in writing by any taxing authority in any jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns that such Person is or may be subject to taxation in that jurisdiction that has not been resolved.

(f) Neither the Company nor any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, or otherwise by applicable Law.

(g) Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement that remains in effect (other than such an agreement or arrangement exclusively between or among the Company and Company Subsidiaries or customary gross-up or indemnity provisions in any contract entered into the ordinary course of business, the primary purpose of which does not relate to Taxes). None of the Company or any Company Subsidiary is or has been a member of an affiliated, unitary, consolidated or combined group filing Tax Returns (other than a group of which the Company or a Company Subsidiary is or was the common parent).

(h) Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(i) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement” under Section 7121 of the Code (or any similar provision of local, state or non-U.S. Law) executed prior to the Closing, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of local, state or non-U.S. Law), (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount or deferred revenue received on or prior to the Closing Date. Neither the Company nor any Company Subsidiary will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(k) There are no liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted liens for Taxes that are not delinquent.

Section 3.10 Employee Benefits.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete list of all material Company Benefit Plans (or forms of Company Benefit Plans to the extent that such Company Benefit Plans are offer letters or employment agreements with employees of the Company or any Company Subsidiary that do not materially differ from the form). For purposes of this Agreement, (i) “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employment, individual consulting, bonus, commission, deferred compensation, incentive compensation, equity or equity-based award, retention, change in control, stay, transaction bonus, severance or termination pay, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, supplemental unemployment benefits, profit-sharing, pension or retirement, or other compensation or benefit plan, program, agreement or arrangement, in each case, (A) that is maintained, sponsored or contributed to by the Company or any Company Subsidiary in respect of any current or former directors, officers, employees or other individual services providers of the Company or any Company Subsidiary or (B) to which the Company or any Company Subsidiary would reasonably be expected to have any liability; provided that in no event shall a Company Benefit Plan include any arrangement operated by a Governmental Entity, and (ii) “International Benefit Plan” means each Company Benefit Plan that covers current or former directors, officers, employees or other individual service providers of the Company or any Company Subsidiary who are located primarily outside of the United States.

(b) Copies of the following materials have been made available to Parent with respect to each material Company Benefit Plan in existence as of the date hereof, in each case to the extent applicable: (i) the plan document and all amendments thereto, (ii) the current determination letter or opinion letter from the Internal Revenue Service (the “IRS”), (iii) the current summary plan description and any summary of material modifications, (iv) the most recent annual report on Form 5500 filed with the IRS, (v) the most recently prepared actuarial reports and financial statements and (vi) for each material International Benefit Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (ii) through (v).

(c) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law (including ERISA and the Code), (ii) there is no pending or, to the Knowledge of the Company, threatened assessment, complaint, proceeding or investigation of any kind in any Governmental Entity with respect to any Company Benefit Plan (other than routine claims for benefits), (iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and no circumstances exist that would reasonably be expected to result in any such letter being revoked, and (iv) each International Benefit Plan, if intended to qualify for special Tax treatment, meets all applicable requirements, and if required to be funded, book-reserved or secured by an insurance policy, is so fully funded, book-reserved or secured, based on reasonable actuarial assumptions.

(d) Except as set forth on Section 3.10(d) the Company Disclosure Letter and except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Company Benefit Plan is or has at any time been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA and (ii) neither the Company nor any Company Subsidiary has, within the past six years, maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any actual or contingent liability under a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e) Except as contemplated by the terms of this Agreement or as set forth on Section 3.10(e) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the Merger (either alone or in combination with another event) could (i) entitle any current or former director, officer, employee or other individual service provider of the Company or any Company Subsidiary (or any dependent or beneficiary thereof) to any payment or benefit (whether in cash, property or the vesting of property), (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer, employee or other individual service provider, (iii) accelerate the time of payment, funding or vesting of any compensation or benefit due to any such current or former director, officer, employee or other individual service provider, or (iv) result in any amounts payable or benefits provided to any current or former director, officer, employee or individual service provider of the Company or any Company Subsidiary to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.

(f) Neither the Company nor any Company Subsidiary has any current or contingent obligation to indemnify, gross-up or otherwise reimburse or compensate any Person for any Taxes under Section 409A or Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law).

(g) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder.

Section 3.11 Litigation. Since January 1, 2023, there has been no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, nor is there any Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.12 Compliance with Applicable Laws.

(a) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, to the Knowledge of the Company, the business of the Company and the Company Subsidiaries has been conducted in accordance with all Laws applicable thereto. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, to the Knowledge of the Company, the business of the Company and the Company Subsidiaries has at all times maintained and been in compliance with all material Permits required by all Laws applicable thereto.

(b) Except as has not been and would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company, the Company Subsidiaries, nor any of their respective directors, officers or employees or, to the Knowledge of the Company, agents or representatives thereof has, since April 24, 2019: (i) made or received any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage, or thing of value, directly or indirectly, to or from any employee or official of any Governmental Entity or any other Person in violation of any applicable anti-bribery or anti-corruption Law; (ii) been the target of or violated any economic or financial sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State; (iii) violated any applicable anti-boycott laws or Ex-Im Laws; or (iv) made a voluntary disclosure to any Governmental Authority or been the subject of any prosecution, enforcement action or, to the Knowledge of the Company, investigation by a Governmental Authority related to any of the foregoing.

Section 3.13 Environmental Matters. (a) The Company and the Company Subsidiaries are, and since January 1, 2023, have been, in compliance with applicable federal, state, provincial and local Laws governing pollution or the protection of human health or safety or the environment (“Environmental Law”), which compliance includes possession of, and since January 1, 2023, obtaining, maintaining and complying with, all required Permits and Consents; (b) as of the date hereof, none of the Company or any Company Subsidiary has received any written notice from a Governmental Entity or any other Person that alleges that the Company or any Company Subsidiary is in violation of or liable pursuant to applicable Environmental Law; (c) as of the date hereof, there are no unresolved legal or administrative proceedings, Judgments or written demands pending, or, to the Knowledge of the Company, threatened relating to any violation of or liability pursuant to Environmental Law, including any alleging that the Company or any Company Subsidiary is liable for response actions to address a “release” of a “hazardous substance,” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., or any substance, material or waste for which liability or standards of conduct may be imposed pursuant to Environmental Laws (including petroleum, toxic mold, per- or polyfluoroalkyl substance and polychlorinated biphenyls) (“Hazardous Substance”), and (d) to the Knowledge of the Company, neither the Company nor any Company Subsidiary (nor any other Person to the extent giving rise to liability for any such entity) has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, released, or owned or operated any property or facility contaminated by, any Hazardous Substances, in each case, so as to give rise to liability for the Company or any Company Subsidiary pursuant to Environmental Laws, except with respect to any of the foregoing under (a), (b), (c) or (d) as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has furnished to the Parent (i) the most recent Phase I environmental site assessments for its current manufacturing facilities and (ii) any other material environmental, health or safety documents in the Company’s possession or under its reasonable control that disclose any breach of the foregoing representations, which breach would be reasonably likely to be material to the Company and the Company Subsidiaries as a whole, and is not disclosed in the documents described in the foregoing clause (i) or the Company Disclosure Letter.

Section 3.14 Contracts.

(a) As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of:

(i) each Contract that (A) restricts in any material respect the ability of the Company or any Company Subsidiaries to compete in any line of business or geographic area and that is material to the Company and the Company Subsidiaries, taken as a whole, (B) materially limits the right of the Company or any Company Subsidiary pursuant to any “most favored nation” or “exclusivity” provisions, except for Contracts entered into in the ordinary course of business between the Company or any Company Subsidiary with suppliers, distributors, customers or sales representatives or (C) contains provisions described in clauses (A) and (B) that would bind Parent and its Affiliates;

(ii) each Contract pursuant to which any Indebtedness (other than any Indebtedness described in clause (iv) of the definition of Indebtedness and Indebtedness solely among the Company and/or any of the wholly owned Company Subsidiaries) of the Company or any of the Company Subsidiaries in a principal amount of more than $10,000,000 individually and $25,000,000 in the aggregate, is outstanding or may be incurred by its terms;

(iii) excluding individual purchase orders, each Contract exceeding $10,000,000 on an individual basis by total revenue with any of the top ten (10) customers of the Company and the Company Subsidiaries, taken as a whole, determined on the basis of total revenue of the Company and the Company Subsidiaries attributable to such customers pursuant to such Contracts in effect as of the date of this Agreement, for the twelve (12) months ended December 31, 2024, including each Contract with the Persons set forth in Section 3.14(b)(iii)(A) of the Company Disclosure Letter;

(iv) excluding individual purchase orders, each Contract with a Top Vendor exceeding $10,000,000;

(v) each material partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any Person (other than the wholly owned Company Subsidiaries);

(vi) each Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, any (A) present executive, officer or director of either the Company or any of the Company Subsidiaries, (B) record or beneficial owner of more than 5% of the shares of Common Stock outstanding as of the date hereof or (C) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries) (each such transaction among such Persons, an “Interested Party Transaction”);

(vii) each Contract (A) relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, in each case, which are reasonably expected to be greater than $5,000,000, of any business or any assets or (B) pursuant to which the Company or any of the Company Subsidiaries will acquire any ownership interest in any other Person for aggregate consideration of greater than $5,000,000;

(viii) each Collective Bargaining Agreement;

(ix) each Contract that is an agreement in settlement of a dispute or conciliation or similar Contract, in each case, that imposes any material obligation on the Company or any of the Company Subsidiaries after the date of this Agreement, except for ordinary course settlements that result in amendments to Contracts to which the Company or any Company Subsidiary has such continuing obligations;

(x) each Government Contract that is currently in performance or that has not been closed out with a total contract value in excess of $10,000,000; and

(xi) each Contract to which the Company or any Company Subsidiary is a party that could reasonably be expected to involve aggregate payments during calendar year 2024 or any subsequent 12-month period of at least $10,000,000 and which is not terminable by either party on less than 60 days’ written notice without material penalty.

Notwithstanding the foregoing, the following Contracts shall not be required to be listed on Section 3.14(b) of the Company Disclosure Letter, shall not be required to be made available to Parent pursuant to this Section 3.14(b), and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan, (2) any Contract solely between the Company, on the one hand, and one or more Company Subsidiaries, on the other hand, or solely between one or more Company Subsidiaries, and (3) any Real Estate Leases, which are the subject of Section 3.16 (any such Contract in clauses (1), (2) or (3), an “Excluded Contract”). Each Contract (w) that is an IP Contract, (x) listed in Section 3.14(b) of the Company Disclosure Letter, (y) required to be listed in Section 3.14(b) of the Company Disclosure Letter by this Section 3.14(b) or (z) that is a Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract.”

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity; (ii) each such Material Contract is in full force and effect; and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Material Contract that expires by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the ordinary course of business consistent with past practice in all material respects. As of the date hereof, except as has not been and would not, individually in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of Company Subsidiaries has (x) received any notice in writing from any Person that such Person intends to terminate, not renew, renegotiate, or claim a material breach under, any Material Contract or (y) waived, or failed to enforce, any of its material rights or benefits under any Material Contract.

Section 3.15 Government Contracts.

(a) Each Government Contract that is also a Material Contract for which the period of performance has not expired or terminated or final payment has not been received or which remains open to audit (each, an “Active Government Contract”), was, to the Knowledge of the Company, legally awarded.

(b) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, (A) no Governmental Entity nor any prime contractor or higher-tier subcontractor under any Active Government Contract has notified the Company or one of the Company Subsidiaries in writing of any actual or alleged violation or breach of any contract term, (B) the Company and the Company Subsidiaries have not received a written cure notice, show cause notice, stop work order or deficiency notice relating to Active Government Contracts, and (C) no Active Government Contract awarded to the Company or the Company Subsidiaries has been terminated for default or cause, and neither the Company nor the Company Subsidiaries have been threatened in writing with termination for default or cause that remains unresolved with respect to any Government Contract.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, (A) no Governmental Entity nor any prime contractor or higher-tier subcontractor under any Government Contract has notified the Company or one of the Company Subsidiaries in writing of any actual or alleged violation or breach of any contract term; (B) neither the Company nor any of the Company Subsidiaries have breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Government Bid; (C) all representations and certifications executed by the Company and the Company Subsidiaries in connection with a Government Contract or Government Bid were current, accurate and complete as of their effective date; (D) the Company and the Company Subsidiaries have not received a written cure notice, show cause notice, stop work order or deficiency notice relating to Active Government Contracts; (E) no Active Government Contract awarded to the Company or the Company Subsidiaries has been terminated for default or cause, and neither the Company nor the Company Subsidiaries have been threatened in writing with termination for default or cause that remains unresolved with respect to any Active Government Contract; (F) the Company and the Company Subsidiaries have not conducted or initiated any internal investigation or made any disclosure with respect to any actual or potential irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid that remains unresolved or resulted in any mandatory disclosure to a Government Entity; and (G) there have been no claims, disputes, allegations of fraud, false claims or overpayments, nor any investigations or audits, arising under or relating to an Active Government Contract or Government Bid.

(d) Since January 1, 2023, the Company, the Company Subsidiaries, and their respective Principals (as defined in FAR 2.101 and 52.209-5) have not been debarred, suspended or proposed for suspension or debarment or otherwise excluded from participation in the award of any Contract from a Government Entity.

(e) Neither the Company nor any of the Company Subsidiaries is party to a classified contract with any Governmental Entity and does not hold an active facility clearance through DCSA.

Section 3.16 Properties.

(a) Section 3.16(a) of the Company Disclosure Letter contains, as of the date of this Agreement, a list of all material real property owned in fee simple or via ground leasehold interest, in whole or in part, by the Company and each Company Subsidiary (such real property, the “Owned Real Property”). To the Knowledge of the Company, either the Company or a Company Subsidiary has good and valid fee simple title to the Owned Real Property except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the Owned Real Property is owned free and clear of all material Liens, except for Permitted Liens.

(b) Section 3.16(b) of the Company Disclosure Letter contains, as of the date of this Agreement, a list of all material real property that is leased, subleased, sub-subleased, or licensed to the Company and the Company Subsidiaries, as applicable, and sets forth a list of any and all material leases, subleases, sub-subleases and licenses to which the Company or any Company Subsidiary is a party (it being understood that, no lease, sublease, sub-sublease or license with respect to an individual branch shall be deemed material) with respect thereto (collectively, the “Real Estate Leases”). Copies of all material Real Estate Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent.

(c) To the Knowledge of the Company, each Real Estate Lease (i) is in full force and effect and constitutes the valid and legally binding obligation of the Company or the applicable Company Subsidiary which is a party thereto, as applicable, enforceable in accordance with its terms, subject to: (A) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Parent; and (iii) except with respect to any Permitted Liens granted under the terms of any of the Real Estate Leases, has not been assigned in any manner by the Company or any of the applicable Company Subsidiaries, other than, in each case, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has received a written notice of default under any Real Estate Lease during the last six months through the date hereof which remains uncured except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.17 Intellectual Property; Data Privacy.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and correct (in all material respects) list, as of the date hereof, of all registrations and applications for registration for Patents, Trademarks, Copyrights and Internet domain names owned by the Company and the Company Subsidiaries (“Registered Intellectual Property Rights”). All of the Registered Intellectual Property Rights are subsisting, and to the Knowledge of the Company, valid, and enforceable.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns, is licensed or otherwise has the right to use all Intellectual Property Rights necessary for the conduct of the business of the Company and the Company Subsidiaries; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights. The Company or a Company Subsidiary is the owner of all Owned Intellectual Property Rights, in each case, free and clear of all Liens other than Permitted Liens, except where the lack of such ownership, individually or in the aggregate, has not had and, to the Knowledge of the Company, would not reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries as conducted since January 1, 2023 has not and as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party, and there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing that alleges that the conduct of its business by the Company and the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of any third parties, in each case, that individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d) (A) To the Knowledge of the Company, the Registered Intellectual Property Rights are not being infringed, misappropriated or otherwise violated by any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (B) no such claims or (other than ex parte claims in the ordinary course of Intellectual Property prosecution) material claims contesting the validity, enforceability, registrability, patentability, use or ownership of any Owned Intellectual Property Rights are pending or threatened in writing against any Person by the Company or any Company Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Person who has contributed to the creation, invention, modification or improvement of any material Owned Intellectual Property Rights has assigned to the Company or a Company Subsidiary ownership of or the Company owns by operation of Law, all such Intellectual Property Rights created or developed within the scope of such Person’s employment or engagement.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain policies and procedures with respect to data collection, security, privacy, storage, transfer, disclosure, use and retention that are reasonably designed to ensure that the operation of the business of the Company and the Company Subsidiaries as presently conducted is in compliance with applicable Data Privacy Obligations.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is, or has since January 1, 2023 been, in violation of Data Privacy Obligations, (ii) there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing that alleges any such violation, and (iii) since January 1, 2023, neither the Company nor any Company Subsidiary has experienced a Security Breach.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries implement and maintain commercially reasonable security programs, policies, and procedures designed to protect Personal Information and Trade Secrets in the possession and control of the Company or the Company Subsidiaries against theft, loss or unauthorized disclosure or processing and (ii) the Company Systems, since January 1, 2023, have not malfunctioned or failed in a manner that resulted in chronic or otherwise material disruptions to the operation of the business of the Company and Company Subsidiaries.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have taken all steps reasonably required under any Government Contract and applicable Law to assert, protect and support their Intellectual Property Rights so that no more than the rights or licenses intended to be provided by the Company under such applicable Laws and Government Contract terms will have been provided to the relevant higher-tier contractor or Governmental Entity.

Section 3.18 Labor Matters.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all Collective Bargaining Agreements to which any of the Company or the Company Subsidiaries is a party, or bound by, and all Labor Organizations which represent any employees of the Company or any Company Subsidiary. The Company and the Company Subsidiaries have no pre-signing legal or contractual requirement to provide notice or information to, bargain with, or enter into any consultation procedure with, or any legal or contractual requirement to obtain consent from, any Labor Organization or any applicable labor tribunal in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(b) As of the date of this Agreement, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to employees of the Company or any Company Subsidiary: (i) there are no unfair labor practice charges, labor arbitrations, labor grievances, labor strikes lockouts or other organized labor disputes pending, or, to the Knowledge of the Company, threatened in writing, against or affecting the Company or the Company Subsidiaries (other than routine grievances in the ordinary course of business) and (ii) to the Knowledge of the Company, there are no labor organizing activities or other presently pending written demand for recognition by any Labor Organization and there are no representation proceedings or petitions by any Labor Organization seeking a representation proceeding presently pending before, or, to the Knowledge of the Company, threatened in writing to be brought or filed with, the National Labor Relations Board or any labor-related Governmental Entity outside the United States.

(c) Since January 1, 2023, the Company and the Company Subsidiaries have reasonably investigated all sexual harassment allegations made against officers, directors or executives of the Company or any Company Subsidiary that have been reported to the Company or any Company Subsidiary. With respect to each such allegation (except those the Company or the applicable Company Subsidiary reasonably deemed to not have merit), to the Knowledge of the Company, the Company or the applicable Company Subsidiary (i) has taken reasonable corrective action and (ii) does not reasonably anticipate material liabilities arising out of any such allegations.

Section 3.19 Anti-Takeover Provisions. Assuming the accuracy of the representation contained in Section 4.08, no further action is required by the Company Board or any committee thereof or the shareholders of the Company to ensure that (a) no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) (collectively, “Takeover Statutes”) is, or at the Effective Time will be, applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, or (b) Parent is not and shall not be deemed an Acquiring Person pursuant to and as defined in the Rights Plan in connection with the Merger. There is not any Takeover Statute, any takeover-related provision in the Company Charter or the Company Bylaws, or any stockholder rights plan or similar agreement applicable to Parent, this Agreement, the Merger or the other transactions contemplated by this Agreement that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger.

Section 3.20 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC (the “Company Financial Advisor”) pursuant to an engagement letter which has been provided to Parent in redacted form prior to the date hereof (with the fees and expenses set forth in the unredacted portion thereof being the total amount of fees and expenses due to the Company Financial Advisor), the fees and expenses of which will be paid by the Company or any Company Subsidiary, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 3.21 Opinion of Financial Advisor. The Company has received the oral opinion of the Company Financial Advisor, to be confirmed in writing, to the effect that, as of the date of this Agreement, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock (other than Affiliates of Parent). A copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Company.

Section 3.22 Insurance. Section 3.22 of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of all currently in-force insurance policies issued to the Company or any Company Subsidiary (other than any insurance policy comprising a Company Benefit Plan). Except as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and the Company Subsidiaries operate, and as is sufficient to comply with applicable Law.

Section 3.23 Interested Party Transactions. As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Filed Company SEC Documents, there are no Interested Party Transactions and no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 3.24 No Other Representations or Warranties. Except for the express representations and warranties contained in Article IV or in any certificate delivered by Parent or Merger Sub to the Company (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets or other information), the Company acknowledges that (x) none of Parent, the Parent Subsidiaries (including Merger Sub) or any other Person on behalf of Parent makes, or has made, any express representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and the Company is not relying on any express representation or warranty of any Person, except for those expressly set forth in this Agreement and (y) no person has been authorized by Parent, the Parent Subsidiaries (including Merger Sub) or any other Person on behalf of Parent to make any representation or warranty relating to itself, its business, the accuracy or completeness of materials or information provided to Parent or Merger Sub, or otherwise in connection with this Agreement and Merger, and if made, such express representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly represent and warrant to the Company that the statements contained in this Article IV are true and correct.

Section 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement. The Parent Board has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of Parent was present, (i) approving the execution, delivery and performance of this Agreement and (ii) determining that entering into this Agreement is in the best interests of Parent and its stockholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger Sub Board has unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement; (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and its sole stockholder; (iii) declaring this Agreement advisable; and (iv) recommending that the sole stockholder of Merger Sub adopt this Agreement and directing that this Agreement be submitted to the sole stockholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The sole stockholder of Merger Sub has adopted and approved this Agreement. No other corporate proceedings (including, for the avoidance of doubt, any stockholder approval) on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger in accordance with the relevant provisions of the DGCL). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.03 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the governing or organizational documents of Parent or Merger Sub; (ii) any contract, lease, license, indenture, note, bond, agreement, offer, understanding, undertaking, concession, franchise or other instrument (in each case, to the extent legally binding on the parties thereto) (a “Contract”) to which either Parent or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 4.03(b), as of the date hereof, any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule, ruling, determination, directive, adjudication, injunction, code, decree or regulation (“Law”) or Permit, in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No governmental franchises, licenses, permits, certificates, registration, filings, authorizations, variances, exemptions, orders and approvals (each a “Permit” and collectively, the “Permits”), consent, approval, clearance, waiver or order (collectively, with the Permits, the “Consents” and each, a “Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative or regulatory agency or commission, or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) relevant Foreign Investment Clearances and (C) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation, foreign investment or similar Laws in order to complete the Merger and the other transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business and (iii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04 Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent, Merger Sub or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied by the Company or any Company Subsidiary for inclusion or incorporation by reference therein.

Section 4.05 Litigation. As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.06 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by the Company or any Company Subsidiary in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.07 Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. Parent is the sole stockholder of Merger Sub. Merger Sub has been formed solely for the purpose of the Merger, has not conducted any business and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation, continued existence and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.08 Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Affiliates has been, at any time during the three years prior to the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates owns any shares of capital stock of the Company or has any rights to acquire any shares of capital stock of the Company (except pursuant to this Agreement); provided, that for the purposes of this Section 4.08, neither Parent nor Merger Sub shall be considered an Affiliate of any portfolio company or investment fund affiliated with, managed by, or advised by Warburg Pincus LLC or Berkshire Partners LLC nor shall any portfolio company or investment fund affiliated with, managed by, or advised by Warburg Pincus LLC or Berkshire Partners LLC be considered to be an Affiliate of Parent or Merger Sub.

Section 4.09 Financing.

(a) On or prior to the date hereof, Parent has delivered to the Company (i) a true, accurate and complete copy of an executed commitment letter, together with all annexes, schedules, joinders, exhibits and other attachments thereto, dated the date hereof, from the Debt Financing Sources party thereto (the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources party thereto have committed, on the terms and subject solely to the conditions expressly set forth therein, to provide debt financing in the applicable amount set forth therein to Parent, for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and (ii) a true and accurate copy of an executed fee letter associated with the Debt Commitment Letter (collectively, the “Debt Fee Letter” and, together with the Debt Commitment Letter, collectively, the “Debt Financing Letters”); provided, that the Debt Fee Letter may be Customarily Redacted. On or prior to the date hereof, Parent has delivered to the Company true, accurate and complete copies of the executed commitment letters (the “Equity Commitment Letters” and, together with the Debt Financing Letters, the “Financing Commitments”) from the Investors pursuant to which the Investors have committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”), in each case, in accordance with the terms and conditions set forth therein. The Equity Commitment Letters provide, and shall continue to provide until terminated in accordance with their respective terms, that the Company is a third-party beneficiary thereof and permitted to enforce the Equity Commitment Letters, in each case, in accordance with the terms and conditions set forth therein.

(b) As of the date of this Agreement, the Financing Commitments are in full force and effect and have not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect, and no provisions or rights thereunder have been waived. As of the date of this Agreement, each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and, to the Knowledge of Parent, each of the other parties thereto, enforceable in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. As of the date hereof, other than the Financing Commitments, there are no agreements, side letters or other arrangements relating to the Financing Commitments that could affect the conditionality of the Debt Financing or the Equity Financing, and the Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. As of the date hereof, there are no other agreements, side letters, undertakings or arrangements (written or oral) directly or indirectly relating to the Financing Commitments that could affect the full amount or availability of the Debt Financing or the Equity Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) (x) constitute a default or breach of Parent or Merger Sub, or to the Knowledge of Parent, of any other party thereto, under any term or condition of the Debt Financing Letters or (y) constitute a default or breach of Parent, Merger Sub or of any other party thereto, under any term or condition of the Equity Commitment Letters; (ii) make any of the representations, warranties or assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect; (iii) result in any of the conditions in the Financing Commitments not being satisfied; or (iv) otherwise result in or would reasonably be expected to result in the amount of the Financing necessary to fund the Required Amounts not being available at or prior to the Closing. As of the date hereof, the Investors and Debt Financing Source have not notified Parent or Merger Sub of their intention to terminate any of the Financing Commitments or not to provide the Financing in the amount required to pay the Required Amounts at or prior to the Closing. Assuming satisfaction of the conditions in Section 7.01 and Section 7.03, as of the date of this Agreement, neither Parent nor Merger Sub has reason to believe that it will be unable to satisfy, on a timely basis, any condition of closing to be satisfied by it with respect to the Financing Commitments or that the amount of the Financing necessary to pay the Required Amounts will not be available as of the Closing. Parent has fully paid, or caused to be paid, any and all commitment fees or other fees required by the Financing Commitments (or any related fee letter or engagement letter, including the Debt Fee Letter) to be paid on or prior to the date hereof. None of the Financing Commitments (or any related fee letter or engagement letter) contains any commitment fee or other fee payable by the Company or any of its Subsidiaries or Affiliates prior to Closing. The aggregate net proceeds from the Financing, when funded, will constitute all of the financing required to be provided by Parent at the Closing for the consummation of the transactions contemplated by this Agreement, and are sufficient for the satisfaction of all of Parent’s obligations under this Agreement due at the Closing, including the (A) consummation of the transactions contemplated by this Agreement, (B) payment of the aggregate Merger Consideration, (C) payment of the amounts contemplated by Section 2.03 and (D) payment of all associated fees, costs and expenses contemplated by this Agreement or payable in connection with the transactions contemplated by this Agreement at the Closing (including any refinancing of indebtedness of the Company (including any change of control offer or related transaction in connection with the Notes, if applicable), Parent or any other party required in connection therewith or such other payments) (the “Required Amounts”). As of the date hereof, none of the Financing Commitments have been withdrawn, and Parent does not know of any facts or circumstances that would result in or would reasonably be expected to result in any of the conditions set forth in the Financing Commitments not being satisfied or the Financing not being available at or prior to the Closing.

(c) Parent hereby acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, none of its obligations hereunder (including the obligation to consummate the Merger and the other transactions contemplated hereby) are subject to any condition regarding Parent’s or any other Person’s ability to obtain the Financing or any other funding or financing.

Section 4.10 Guarantees.

(a) Each of the Investors has duly executed and delivered its respective Guarantee and, assuming the due authorization, execution and delivery by the other parties thereto, such Guarantee is such Investor’s legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Each Investor has, and will have until the applicable Guarantee is terminated in accordance with its terms, the financial capacity to pay and perform its obligations under the Guarantee and cash or access to available funds in an amount not less than the Guaranteed Obligations (as defined in the relevant Guarantee) for such Investor to fulfill its Guaranteed Obligations under such Guarantee.

(c) As of the date hereof, each of the Guarantees is in full force and effect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Investor under such Guarantee.

Section 4.11 Solvency of the Surviving Company Following the Merger. As of the Effective Time, assuming (x) the accuracy of the representations and warranties in Article III, (y) compliance and performance by the Company with its covenants and agreements hereunder and (z) the satisfaction of the conditions set forth in Section 7.01 and Section 7.03, immediately after giving effect to the transactions contemplated by this Agreement, payment of the aggregate Merger Consideration and the other Required Amounts, repayment or refinancing of any Indebtedness in connection with the transactions contemplated by this Agreement and payment of all related fees and expenses, the Surviving Company and its Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Section 4.11, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature and (d) such Person will not intend to incur, or believe or reasonably should believe that it would incur, debts beyond its ability to pay as they become due or as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

Section 4.12 Foreign Person. Parent is not, and its ultimate owner is not (a) a foreign national, foreign government or foreign entity as defined under the DPA, or (b) an entity over which control, as defined in 31 C.F.R. § 800.208, is exercised or exercisable by a foreign national, foreign government or foreign entity. No foreign national, foreign government, or foreign entity holds or is expected to hold beneficial ownership of 5% or more of Parent post-closing.

Section 4.13 No Other Representations or Warranties. Except for the express representations and warranties contained in Article III or in any of the Transaction Documents (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), each of Parent and Merger Sub acknowledges that (x) none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes, or has made, any express representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and Parent and Merger Sub are not relying on any express representation or warranty of any Person except for those expressly set forth in this Agreement, (y) no person has been authorized by the Company, the Company Subsidiaries or any other Person on behalf of the Company to make any express representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such express representation or warranty shall not be relied upon by Parent or Merger Sub and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management, are not and shall not be deemed to be or include express representations or warranties. Parent and Merger Sub acknowledge and agree that the express representations and warranties made by the Company in Article III of this Agreement and in the Transaction Documents are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements). Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the express representations and warranties set forth in Article III and in the Transaction Documents and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company or the accuracy or completeness of such materials or information.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01 Conduct of Business by the Company. Except (i) as set forth in Section 5.01 of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary, to (x) conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice in all material respects and (y) use its commercially reasonable efforts to preserve its relationships with customers, suppliers, partners, licensors, licensees, distributors and others having business dealings with it with the intention that its ongoing business will not be materially impaired on the Closing Date; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of the next sentence shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of the next sentence. In addition, and without limiting the generality of the foregoing, except (A) as set forth in Section 5.01 of the Company Disclosure Letter, (B) as expressly permitted or required by this Agreement, (C) as required by applicable Law or (D) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (ii) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b), or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Common Stock or other equity securities of the Company in connection with (A) the withholding of Taxes in connection with the exercise, vesting and settlement of Company Stock Awards in accordance with the terms thereof as in effect as of the date hereof and (B) forfeitures of Company Stock Awards;

(b) except for transactions solely among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, issue, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) (i) any shares of capital stock of the Company or any Company Subsidiary other than (A) the issuance of Common Stock upon the exercise, vesting or settlement of Company Stock Awards in accordance with the terms thereof as in effect as of the date hereof or (B) pursuant to any purchases of shares of Common Stock pursuant to the Company ESPP in accordance with the terms of such plan or Section 2.03(f) herein, (ii) any other equity interests or voting securities of the Company or any Company Subsidiary (except pursuant to any Liens created in connection with the Indenture), (iii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (iv) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (v) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or (vi) any Company Voting Debt;

(c) (i) amend the Company Charter or the Company Bylaws, (ii) amend the organizational documents of any Company Subsidiary in a manner that would be material and adverse to such Company Subsidiary or (iii) except as expressly contemplated by Section 3.19 and Section 6.10 and except as contemplated by the Support Agreements to be entered into in connection with the transaction contemplated hereby, adopt, amend, extend or waive a shareholder rights plan or enter into any agreement with respect to the voting of its capital stock;

(d) make or adopt any change in its accounting methods, principles or practices, except insofar as may be required by a change in GAAP or Law after the date hereof;

(e) (A) directly or indirectly acquire or agree to acquire in any transaction any material equity interest in or material business of any Person or material division thereof or any material properties or assets, except (i) acquisitions in an amount not to exceed $1,000,000 individually or $2,500,000 in the aggregate, (ii) as contemplated in the Company’s current plan approved by the Company Board that was made available to Parent and listed in Section 5.01(e)(A)(ii) of the Company Disclosure Letter or (iii) acquisitions with respect to transactions solely between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or solely between wholly owned Company Subsidiaries or (B) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, merger, consolidation, division, statutory conversion or domestication, share exchange, business combination, reorganization or recapitalization of the Company or any Company Subsidiary;

(f) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets or any material interests therein other than (i) sales or disposals in an amount not to exceed $1,000,000 individually or $2,500,000 in the aggregate or (ii) with respect to transactions solely between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or solely between wholly owned Company Subsidiaries;

(g) assign, transfer, cancel, fail to use commercially reasonable efforts to renew or fail to use commercially reasonable efforts to extend any material Company Permit;

(h) settle or compromise any material litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than (i) any settlement or compromise solely for monetary damages in an amount not in excess of $4,000,000 individually or $8,000,000 in the aggregate by the Company or any Company Subsidiary, or (ii) any claims and litigation with respect to which an insurer (but neither the Company nor any Company Subsidiary) has the right to control the decision to settle and which are settled or compromised solely for monetary damages that are fully covered by the Company’s insurance policies, and that, in the cases of each of clauses (i) and (ii), do not (x) impose any material restrictions on the business or operations of the Company and the Company Subsidiaries or impose any equitable or injunctive relief or (y) relate to any of the Persons set forth in Section 3.14(b)(iii)(A) of the Company Disclosure Letter (other than settlements in the ordinary course of business solely related to commercial terms in any Contract with such Persons that are not material to such Contract);

(i) (i) sell, assign, transfer, dispose of, abandon, allow to lapse, cancel, convey title (in whole or in part) or (other than in the ordinary course of business) license any material Owned Intellectual Property Rights or (ii) disclose any Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business (or similar obligations by operation of Law) with reasonable protection, and preserving all rights, of the Company and Company Subsidiaries’ Trade Secrets);

(j) cancel, materially reduce or terminate or fail to use commercially reasonable efforts to (i) keep in force material insurance policies and (ii) in the event of a termination, cancellation or lapse of any material insurance policies, obtain replacement policies (which may be via self-insurance) providing insurance coverage with respect to the material assets, operations and activities of the Company and the Company Subsidiaries as is currently in effect;

(k) except as required by applicable Law, (i) make, change or revoke any material election with respect to Taxes (other than any entity classification election and other initial elections with respect to any newly formed entity), (ii) change any Tax accounting period or make or change any Tax accounting method, (iii) amend any material Tax Return, other than in the ordinary course of business, (iv) settle or compromise (or, other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business, consent to any waiver or extension of any statute of limitations applicable to) any material Tax liability, (v) enter into any “closing agreement” under Section 7121 of the Code (or any similar provision of local, state or non-U.S. Law) with respect to any material Taxes or (vi) surrender any right to claim a refund of material Taxes;

(l) (i) increase the compensation or benefits payable to any current or former director, officer, employee or other individual service provider of the Company or any Company Subsidiary; (ii) accelerate the time of payment, funding or vesting of any compensation or benefits payable to any current or former director, officer, employee or other individual service provider of the Company or any Company Subsidiary; (iii) materially amend any Company

Benefit Plan or adopt, establish, terminate or enter into any plan, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof; (iv) hire, promote or engage, or enter into any employment or consulting agreement or arrangement in connection with hiring, promoting or engaging, any current or former director, officer, employee or other individual service provider of the Company or any Company Subsidiary whose annualized base salary or wage rate, as applicable, would exceed $200,000; or (v) terminate any director, officer, employee or other individual service provider of the Company or any Company Subsidiary, other than for cause, whose annualized base salary or wage rate, as applicable, would exceed $200,000, in the case of (i) – (iii) other than (A) as required by the terms of any Company Benefit Plan in effect as of the date hereof or entered into not in contravention of this Section 5.01 or (B) as required pursuant to the terms of any Collective Bargaining Agreement;

(m) (i) modify, extend, terminate or enter into any Collective Bargaining Agreement (other than modifications in the ordinary course of business that do not result in material economic concessions or material operational restrictions) or (ii) voluntarily recognize or certify any Labor Organization as the bargaining representative for any employees of the Company or any Company Subsidiary;

(n) implement any layoffs or plant closures that require notice to affected employees pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local Law (“WARN”);

(o) except for any Contract that requires by its terms the payment or delivery of cash or other consideration by or to the Company or any of the Company Subsidiaries in any amount having an expected value less than $5 million over the life of such Contract, (A) enter into any Contract or propose to enter into any Contract (x) that would have been a Material Contract if it had been entered into prior to the date of this Agreement, (y) that has a term of 12 months or greater or (z) whereby services are provided on a time and materials basis, (B) renew or extend any Material Contract (or any Contract described by the foregoing clause (A)) or (C) modify or amend in any material respect or terminate (other than any Material Contract (or Contract described by the foregoing clause (A) that has expired in accordance with its terms) any Material Contract (or Contract described by the foregoing clause (A)) or waive any material right, claim, remedy or default under any Material Contract (or Contract described by the foregoing clause (A));

(p) except for (1) intercompany loans solely between the Company and any wholly owned Company Subsidiary or between any wholly owned Company Subsidiaries, in each case, made in the ordinary course of business, (2) Indebtedness incurred after the date hereof under the Indenture, the Receivables Purchase Agreement, the Subsidiary Loan Agreements (or the guarantee of such Indebtedness) or agreements in effect as of the date hereof and listed in Section 5.01(p) of the Company Disclosure Letter, in each case, in the ordinary course of business consistent with past practice and in accordance with the terms of such agreement, or (3) capital and financing leases, equipment financing or similar financing arrangements in the ordinary course of business consistent with past practice that, together with any capital expenditures made or authorized pursuant to Section 5.01(q)(ii), do not exceed $5,000,000 in the aggregate, incur, assume, guarantee or otherwise become liable for any Indebtedness or issue or sell debt securities or warrants or other rights to acquire any debt securities, or assume, guarantee or endorse any Indebtedness of any Person (other than a Company Subsidiary) in excess of $2,500,000 individually or $10,000,000 in the aggregate; provided that any indebtedness incurred pursuant to this Section 5.01(p) shall not reasonably be expected to materially interfere with the Debt Financing;

(q) make or authorize capital expenditures, except (i) as budgeted in the Company’s current plan approved by the Company Board that was made available to Parent; or (ii) otherwise, when taken together with any financing arrangements pursuant to Section 5.01(p)(3), do not exceed $5,000,000 in the aggregate;

(r) (A) enter into any material Real Estate Lease or (B) fail to reasonably consult with Parent prior to (x) renewing or extending any material Real Estate Lease, (y) modifying or amending in any material respect or terminating (other than any material Real Estate Lease that has expired in accordance with its terms) any material Real Estate Lease or (z) waiving any material right, claim, remedy or default under any material Real Estate Lease; or

(s) agree to, authorize or commit to take any of the foregoing actions.

Section 5.02 Conduct of Business by Parent. Except as expressly permitted, contemplated or required by this Agreement, as required by applicable Law or with the prior written consent of the Company, from the date of this Agreement to the Effective Time, each of Parent and Merger Sub shall not, and shall cause each of their respective controlled Affiliates not to, take any actions or omit to take any actions that would or would be reasonably likely to materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.

Section 5.03 No Control. Nothing contained in this Agreement shall give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.04 No Solicitation by the Company; Company Board Recommendation.

(a) Except as permitted by Section 5.04(b) or Section 5.04(e), from the date hereof, the Company shall, and shall cause each of the Company Subsidiaries, and its and their officers, directors, managers or employees, and shall use reasonable best efforts to cause its and their accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”), to: (i) immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Alternative Proposal or any proposal that would reasonably be expected to result in an Alternative Proposal; (ii) promptly (but no later than forty-eight (48) hours after the date of this Agreement) request the prompt return or destruction of all non-public information concerning the

Company or any of the Company Subsidiaries theretofore furnished to any such Person (other than Parent, Merger Sub and their Affiliates and Representatives) with whom a confidentiality agreement was entered into (or such non-public information was provided to) in connection with its consideration of an Alternative Proposal, subject to the terms and conditions of such confidentiality agreement, (iii) promptly (but no later than twenty-four (24) hours after the date of this Agreement) terminate all access granted to any such Person and its Representatives to any physical or electronic data room or information (including access to the business, properties, assets, books, records or other non-public information or to personnel of the Company or any of the Company Subsidiaries) and (iv) until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.04, not, and not to publicly announce any intention to, directly or indirectly, (A) solicit, initiate, knowingly induce, encourage or facilitate any proposal, inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”), (B) furnish non-public information regarding the Company and the Company Subsidiaries to, afford access to the Company or any Company Subsidiary to or host any meeting (including by telephone or videoconference) with any Person in connection with an Inquiry or an Alternative Proposal, (C) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal, (D) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations (other than informing Persons of the provisions set forth in this Section 5.04) or contacting any person making a bona fide Alternative Proposal solely to ascertain facts or clarify (and not give feedback on or negotiate) terms and conditions for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal) regarding, or furnish or cause to be furnished to any Person or “Group” any non-public information with respect to, or take any other action to knowingly encourage or facilitate any Inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, an Alternative Proposal, (E) authorize, propose, approve, adopt, agree to, accept, endorse or recommend or otherwise declare advisable, any Inquiry or any Alternative Proposal, (F) submit to a vote of its stockholders, approve, endorse or recommend any Alternative Proposal, (G) fail to reaffirm the Company Recommendation within five (5) Business Days after receiving a request to do so from Parent (it being understood that the Company will have no obligation to make such reaffirmation more than once per proposal, unless such proposal is amended, modified or supplemented); (H) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal), (I) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for Acceptable Confidentiality Agreements) or adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, or cause or permit the Company or any Company Subsidiary to enter into any such agreement or (J) authorize, propose, resolve, agree or commit to do any of the following (each of the matters set forth in clauses (E), (F), (G), (H), or, with respect to any of the foregoing matters, (J), an “Adverse Recommendation Change”).

(b) Notwithstanding anything to the contrary in Section 5.04(a), if the Company or any Company Subsidiary or any of its or their respective Representatives receives an Alternative Proposal by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to the Company Stockholders Meeting, the Company and its Representatives may, prior to (but not after) the Company Stockholders Meeting, take the actions set forth in clauses (i) and/or (ii) of this Section 5.04(b) with respect to a bona fide written Acquisition Proposal that did not result from a material breach of this Section 5.04 if the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in response to such Alternative Proposal, pursuant to the prior execution of (and the Company and/or Company Subsidiaries may enter into) an Acceptable Confidentiality Agreement; and (ii) enter into and maintain discussions or negotiations with any Person with respect to such Alternative Proposal.

(c) Reasonably promptly (but in no event more than 24 hours) following such time as the Company or its officers or directors becomes aware of receipt by the Company or its officers or directors of any Alternative Proposal or any Inquiry, the Company shall advise Parent in writing of the receipt of such Alternative Proposal or Inquiry, and the terms and conditions of such Alternative Proposal or Inquiry (including, in each case, the identity of the Person or Group making any such Alternative Proposal or Inquiry), and the Company shall as reasonably promptly as practicable provide to Parent (i) a copy of such Alternative Proposal or Inquiry, if in writing; or (ii) a summary of the material terms of such Alternative Proposal or Inquiry, if oral. The Company agrees that it shall reasonably promptly (but in any event within 24 hours after providing such non-public information to any other Person or Group) provide to Parent any non-public information concerning the Company or any of its Subsidiaries that may be provided (pursuant to Section 5.04(b)) to any other Person or Group in connection with any such Alternative Proposal that has not previously been provided to Parent. In addition, the Company shall keep Parent reasonably informed (but in any event within 24 hours) on a prompt basis of any material developments regarding the Alternative Proposal or any material change to the terms or status of the Alternative Proposal or Inquiry.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Company Stockholders Meeting, the Company Board may (i) make an Adverse Recommendation Change (x) in response to an Intervening Event or (y) if the Company has received a Superior Proposal that did not result from a material breach of this Section 5.04 (after taking into account the terms of any proposals, amendments or modifications made or agreed to by Parent pursuant to this Section 5.04(d)) or (ii) if the Company has received a Superior Proposal that did not result from a material breach of this Section 5.04 (after taking into account the terms of any proposals, amendments or modifications made or agreed to by Parent pursuant to this Section 5.04(d)), authorize the Company to terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement if, in the case of the foregoing clauses (i) and (ii), the Company Board has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that:

(1) in the case of an Intervening Event, the Company Board may not make such an Adverse Recommendation Change pursuant to Section 5.04(d)(i)(x), unless:

(A) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Intervening Event Notice Period”) of taking such action, which notice shall advise Parent that the Company Board intends to take such action and specify in reasonable detail of the circumstances giving rise to such Adverse Recommendation Change, and the material facts and circumstances relating to such Intervening Event;

(B) during the Intervening Event Notice Period, the Company has negotiated (and, to the extent requested by Parent, to the extent that its Representatives are involved in the process, the Company has used reasonable best efforts to make its Representatives available to negotiate) with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to make such Adverse Recommendation Change (in the good faith judgment of the Company Board after consultation with the Company’s financial advisors and outside legal counsel) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and

(C) following the Intervening Notice Period, the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that the failure to make such Adverse Recommendation Change would continue to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

(2) in the case of a Superior Proposal, the Company Board may not (x) make such an Adverse Recommendation Change pursuant to Section 5.04(d)(i)(y) or (y) authorize the Company to terminate this Agreement pursuant to Section 5.04(d)(ii) or Section 8.01(d), unless:

(A) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Superior Proposal Notice Period”) of taking such action, which notice shall advise Parent that the Company Board (I) has received a Superior Proposal that did not result from a material breach of this Section 5.04 and shall include the material terms and conditions of such Superior Proposal, the identity of the Person making such Superior Proposal and a copy of such Superior Proposal and any other relevant material transaction documents (or, where no such copy is available, a description of the material terms and conditions of such Superior Proposal) and written summaries of any material communications relating to the terms and conditions of such Superior Proposal and (II) intends to make an Adverse Recommendation Change or authorize the Company to terminate this Agreement pursuant to Section 8.01(d), and in each case, and specify the reasons therefor;

(B) during the Superior Proposal Notice Period following the giving of such prior written notice, the Company has negotiated (and, to the extent requested by Parent, and to the extent that the Company’s Representatives are involved in the process, the Company has used reasonable best efforts to make its Representative available to negotiate) with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the good faith judgment of the Company Board) a Superior Proposal;

(C) following the Superior Proposal Notice Period, the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that the failure to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(d), as applicable, would continue to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law and such Superior Proposal remains a Superior Proposal; and

(D) solely in the event of a termination of this Agreement pursuant to Section 8.01(d), the Company pays the Company Termination Fee to Parent prior to or concurrently with the termination of this Agreement.

If during the Superior Proposal Notice Period any material revisions (it being understood that a change in price per share shall be a material revision) are made to the Superior Proposal, or if during the Intervening Event Notice Period there is any material change to the facts and circumstances relating to the Intervening Event, the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 5.04(d) with respect to such new written notice; provided, however, that for purposes of this sentence with respect to such subsequent Superior Proposal Notice Period or Intervening Event Notice Period, references to the four Business Day period in the definition of Superior Proposal Notice Period or Intervening Event Notice Period, as applicable, shall be deemed to be references to a three Business Day period.

(e) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s stockholders if the Company Board (after consultation with outside legal counsel) concludes in good faith that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that nothing in this Section 5.04(e) shall (A) limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 5.04 or (B) be deemed to permit the Company or the Company Board to make an Adverse Recommendation Change or terminate (or authorize the Company to terminate) this Agreement, except to the extent expressly permitted by Section 5.04(d). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

(f) For purposes of this Agreement:

(i) “Alternative Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company that would result in any Person or “Group” beneficially owning twenty percent (20%) or more of the outstanding equity interests of the Company or any successor or parent company thereto, (B) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or “Group” of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (D) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii) “Intervening Event” means any event, fact, occurrence, development or change in circumstances that is material with respect to the Company and the Company Subsidiaries or their business, taken as a whole, that was (A) not actually known or reasonably foreseeable (or if actually known or reasonably foreseeable, the probability or magnitude of consequences of which were not actually known or reasonably foreseeable) to the Company Board as of the date of this Agreement and which first occurs, arises or becomes known to the Company Board after the date hereof; and (B) does not relate to (a) any event, fact, occurrence, development or change that involves or relates to an Alternative Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto; (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published or third-party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account) or (c) Parent, the Investors or any of their respective Affiliates;

(iii) “Superior Proposal” means any unsolicited bona fide written Alternative Proposal, with references in the definition of Alternative Proposal to twenty percent (20%) being deemed to be replaced with references to fifty and one-tenth of a percent (50.1%), made by any Person or “Group” which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation), (A) if consummated in accordance with its terms, would be more favorable from a financial point of view to the holders of Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement), (B) is fully financed or reasonably capable of being fully financed and (C) the conditions to the consummation of which are all reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal (including the sources of and terms of financing, market conditions, the form of consideration, termination fees, expense reimbursement provisions, the timing of and conditions of closing, and certainty of closing) and the identity of the Person(s) making the proposal.

(iv) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreements (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.04.

(g) The Company agrees that any action or inaction taken by (1) directors or officers of the Company or any Company Subsidiary or (2) other Representatives acting at the direction of the Company or any Company Subsidiary will be deemed to constitute a breach by the Company of this Section 5.04. The Company will not authorize or direct or knowingly permit any Representative of the Company or any Company Subsidiary to breach this Section 5.04, and upon becoming aware of any breach or threatened breach of this Section 5.04 by a director, officer, employee or other Representative of the Company or any Company Subsidiary, shall use its reasonable best efforts to stop such breach or threatened breach.

Section 5.05 Securitization Facilities. If requested by Parent in writing no later than 45 days prior to the Closing Date, on or prior to the Closing Date, the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries and its Subsidiaries’ Representatives to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the consent of the Administrator, the LC Bank and the Majority Purchaser Agents to a “Change in Control” of the Company (as each such term is defined in the Receivables Purchase Agreement) pursuant to the Receivables Purchase Agreement, such that the consummation of the transactions contemplated by this Agreement does not result in a “Termination Event” (as such term is defined in the Receivables Purchase Agreement) or a breach of the Receivables Purchase Agreement (collectively, the “RPA Consent”) and provide a copy of the RPA Consent in form and substance reasonably acceptable to the Parent.

ARTICLE VI

Additional Agreements

Section 6.01 Preparation of the Proxy Statement; Company Stockholders Meeting.

(a) As reasonably promptly as practicable following the date of this Agreement (and in any event the Company will use reasonable best efforts to do so within thirty (30) days following the date hereof), the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s stockholders relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Parent shall use its reasonable best efforts to furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. The Company shall reasonably promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to (x) respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent will cooperate in connection therewith, (y) ensure that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and (z) prepare and cause the Proxy Statement in definitive form to be filed with the SEC (and mailed promptly thereafter) to the Company’s stockholders as of the record date established for the Company Stockholders Meeting no more than eight (8) Business Days after (I) the date on which the SEC confirms that it has no comments on the Proxy Statement, (II) in the event that the SEC had prior comments on the Proxy Statement, the date on which the SEC confirms it has no further comments on the Proxy Statement or (III) in the event that the SEC has not provided any comments with respect to the Proxy Statement, the date that is ten (10) days after the date the Proxy Statement is filed with the SEC. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response) and (ii) shall consider in good faith all comments reasonably proposed by Parent.

(b) If prior to the Effective Time any change occurs with respect to information supplied by Parent or its Affiliates for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall reasonably promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall reasonably promptly notify Parent of such event, and the Company shall as reasonably promptly as practicable file any necessary amendment or supplement to the Proxy Statement with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) The Company shall, as reasonably promptly as practicable after the SEC clears the Proxy Statement duly call, give notice of, convene and hold the Company Stockholders Meeting, for the purpose of (i) seeking the Company Stockholder Approval; and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. In connection with the foregoing, the Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s stockholders; and (ii) subject to Section 5.04(c), solicit the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval (the “Company Recommendation”) and shall include such recommendation in the Proxy Statement, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as expressly permitted by Section 5.04(c). The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Stockholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal or by the making of any Adverse Recommendation Change by the Company Board.

Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access, upon reasonable advance notice, during normal business hours, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure, but in no event shall the Company be obligated to pay any amount of money to any Person to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege or other applicable legal privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege or other applicable legal privilege); or (iii) violate any Law (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not violate Law). Notwithstanding anything herein to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement between Warburg Pincus LLC and the Company and the confidentiality agreement between Berkshire Partners LLC and the Company (collectively, the “Confidentiality Agreements”). Nothing contained herein shall require the Company or any Company Subsidiary to produce any financial statements that (x) it does not regularly produce in the ordinary course or (y) it is not required to file pursuant to applicable securities Laws. From and after the date hereof, notwithstanding anything to the contrary in the Confidentiality Agreements, no consent of the Company or any of its Affiliates shall be required for the syndication of any equity to any prospective or actual limited partner of any Investor or any of their respective Affiliates who is subject to confidentiality obligations (so long as such equity financing from such Person would not reasonably be expected to result in a Parent Material Adverse Effect), to become a Representative (as defined in the applicable Confidentiality Agreement) of Warburg Pincus LLC or Berkshire Partners LLC thereunder, subject to Parent (i) confirming that, to the Knowledge of Parent, following reasonable inquiry, such prospective or actual limited partner does not present any competitive concerns with the Company and (ii) providing to the Company a list of any such Person receiving Company confidential information.

Section 6.03 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Parent and the Company shall take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as soon as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing and filing with a Governmental Entity all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) (and Parent shall be responsible for all filing fees incident thereto) and (ii) taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make any required notifications under the HSR Act with respect to the transactions contemplated hereby as soon as practicable following the date of this Agreement, and to supply as promptly as reasonably practicable any additional information and documentary materials that may be required or advisable pursuant to any Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as reasonably practicable, (B) make all other filings that are required to be made in order to consummate the transactions contemplated hereby pursuant to relevant Foreign Investment Clearances, other Regulatory Laws or other applicable Laws with respect to the transactions contemplated hereby, as reasonably promptly as practicable, but in no event later than 20 business days after the date of this Agreement (unless Parent and the Company agree to a later date), and (C) not extend any waiting period under the HSR Act, or enter into any agreement with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed).

(b) In connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act, any other Regulatory Laws or any other applicable Foreign Investment Laws, each of Parent and the Company shall, to the extent not prohibited by Law, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel promptly informed of any communication received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by such Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing (except for HSR filings) or communication (and documents submitted therewith) intended to be given by it to any Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries or any other matters that are confidential in nature. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(b) as “Antitrust Counsel Only Material.”

(c) Parent and Company shall, and the Company shall cause its Affiliates to, use their respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any the HSR Act, any other Regulatory Laws or any other applicable Foreign Investment Laws. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any applicable Law, including the HSR Act or any other applicable Regulatory Laws, Parent and Company shall jointly (to the extent practicable) use their reasonable best efforts to participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any Action by any Governmental Entity to prevent or enjoin the consummation of the transactions contemplated by this Agreement and (ii) take such action as necessary to overturn any regulatory Action by any Governmental Entity to block consummation of the transactions contemplated by this Agreement, including by defending any such Action brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Order that makes illegal or prohibits the consummation of the transactions contemplated by this Agreement resulting from any such Action.

(d) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a) and 6.03(b), Parent shall take any and all steps not prohibited by Law to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending (with sufficient time for resolution in advance of the End Date) through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity or any private party; and (ii) avoid or eliminate each and every impediment under any Regulatory Law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, license or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing would limit Parent’s and/or its Subsidiaries’ (including the Company’s and the Company Subsidiaries’) freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, the Company and/or their respective Subsidiaries; provided, however, that any action contemplated by clauses (x) and (y) is conditioned upon the consummation of the transactions contemplated by this Agreement; provided, further, that the Company and the Company Subsidiaries shall not take or agree to take any of the foregoing actions without the prior written consent of Parent.

(e) Parent shall not acquire or agree to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or corporation, partnership or other business organization or division thereof, or pursue or engage in any merger, business combination, consolidation, acquisition, sale or similar transaction with any other Person, to the extent it would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity necessary to be obtained at or prior to the Closing or would reasonably be expected to result in the failure to satisfy, or any material delay in satisfying, any condition set forth in Article VII.

(f) Whether or not the transactions contemplated by this Agreement are consummated, Parent shall be responsible for all filing fees to any Governmental Entity in order to obtain any consent, finding of suitability, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Section 6.03.

(g) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, that no such notice will affect or be deemed to modify any representation or warranty set forth in this Agreement or the conditions to the obligations of the Company, Parent or Merger Sub to consummate the Merger, or the remedies available to the Parties under this Agreement.

Section 6.04 Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries made available to Parent shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Company and the Company Subsidiaries to perform its obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who was prior to or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Company or any of the Company Subsidiaries or who was prior to or is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director or officer or employee of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director or officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within 10 Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, the Surviving Company’s certificate of incorporation or bylaws (or comparable organizational documents) or any applicable indemnification agreement, to repay such advances if it is ultimately determined by final non-appealable adjudication that such person is not entitled to indemnification and (y) the Surviving Company shall cooperate in the defense of any such matter.

(b) For a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or the Company Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), and if the Surviving Company is unable to obtain the insurance required by this Section 6.04(b) it shall obtain as much comparable insurance as possible for the each year within such six-year period. In lieu of such insurance, prior to the Closing Date the Company may, at its option (following reasonable consultation with Parent), purchase “tail” directors’ and officers’ liability insurance and fiduciary liability insurance, with a claims reporting period of six years, for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such “tail” insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time. The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder. Notwithstanding the foregoing, in no event shall Parent or the Surviving Company be required to pay for any annual period more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”) for any such insurance policies or “tail” insurance required by this Section 6.04, and if the aggregate annual premium for such insurance (or aggregate premium in the case of “tail” insurance) would at any time exceed the Maximum Amount, then the Surviving Company shall cause to be maintained policies of insurance that, in the Surviving Company’s good faith judgment, provide the maximum coverage available at a premium equal to the Maximum Amount.

(c) The provisions of this Section 6.04 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d) From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and the Company Subsidiaries under this Section 6.04.

(e) In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.04.

Section 6.05 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of any stockholder litigation against the Company, any Company Subsidiary and/or their respective directors or officers (the “Company Parties”) relating to the Merger and the other transactions contemplated by this Agreement (“Transaction Litigation”) commenced against the Company and/or its directors and/or executive officers (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Subject to entry into a customary joint defense agreement, the Company shall (a) give Parent the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, and the Company shall consider such comments in good faith; and (b) give Parent the opportunity to consult with the Company and participate in the defense, prosecution or settlement of any Transaction Litigation. Except as expressly permitted by Section 6.05 of the Company Disclosure Letter, none of the Company, any Company Subsidiary or any Representative of the Company shall compromise, settle or come to an arrangement regarding any Transaction Litigation, in each case unless Parent shall have consented in writing (not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.05, “participate” means that Parent and the Company will jointly cooperate in the proposed strategy and any other significant decisions with respect to the Transaction Litigation by the Company, with no such significant decisions being made without the approval of the other.

Section 6.06 Section 16 Matters. Prior to the Effective Time, the Company and Merger Sub each shall take all such steps as may be required to cause any dispositions of Common Stock (including derivative securities with respect to Common Stock and the disposition, cancellation, or deemed disposition of Company Stock Awards) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.07 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with the terms of this Agreement (in the case of the Company, that complies with Section 5.04), or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall provide an opportunity for the other party to review and comment upon any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement or schedule a press conference or conference call with investors or analysts without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the party required to make the release or announcement shall use reasonable best efforts to consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 6.07 shall limit (a) the ability of any party hereto to make disclosures or announcements that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement or (b) the ability of Parent, Investors or any of their respective Affiliates to make customary communications that are principally directed to any existing or prospective general or limited partners, equity financing sources, equity holders, members and investors of Parent, the Investors or any of their respective Affiliates with respect to fundraising, marketing, informational or reporting activities.

Section 6.08 Employment and Company Benefits.

(a) During the one-year period following the Closing Date (or, if earlier, the date of termination of employment of the applicable Company Employee, as the case may be) (the “Continuation Period”), Parent shall, or shall cause the Surviving Company or Parent’s other applicable Affiliates to, provide each Company Employee with (i) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to the Company Employee immediately prior to the Closing Date; (ii) target annual bonuses, commissions, and other short-term incentive compensation opportunities that are, in each case, no less favorable than the target annual bonus, commission, and other short-term incentive compensation opportunities (excluding any equity or equity-based compensation) in effect for the Company Employee immediately prior to the Closing Date; and (iii) employee benefits (excluding any equity or equity-based, non-qualified deferred compensation, retention, severance, incentive, bonus, change-in control, transaction, defined benefit pension, stock purchase plan, or post-employment welfare benefits (collectively, the “Excluded Benefits”)) that, with respect to each Company Employee, are no less favorable in the aggregate than the compensation and benefits provided to such Company Employee immediately prior to the Closing Date (subject to the same exclusions with respect to the Excluded Benefits). In addition to the foregoing, during the Continuation Period, Parent will adopt a customary private equity-style management incentive plan and make grants thereunder to certain Company Employees and other individuals. For purposes of this Agreement, “Company Employee” means any employee of the Company or any Company Subsidiary who is employed at the Closing Date and who remains employed with the Surviving Company or any other Affiliate of Parent immediately following the Closing.

(b) Parent shall provide, or shall cause the Surviving Company or Parent’s other applicable Affiliates to provide, each Company Employee who incurs a termination of employment during the Continuation Period with severance benefits that are no less favorable than the severance benefits to which such Company Employee would have been entitled with respect to such termination under the severance policies, practices and guidelines of the Company or any Company Subsidiary as in effect immediately prior to the Closing Date as set forth on Section 6.08(b) of the Company Disclosure Letter or as required by applicable Law or, if greater, the severance benefits provided to similarly situated employees of Parent or any of its applicable Affiliates, or required by a Collective Bargaining Agreement or applicable Law.

(c) With respect to each Company Employee who is, as of the Effective Time, a participant in any Company Benefit Plan that is a short-term incentive compensation plan or program (other than the Company’s 2018 Executive Cash Incentive Compensation Plan), for the performance period in which the Effective Time occurs, Parent shall, or shall cause its Affiliates to, assume and continue the applicable plan or program for such performance period (each, a “Closing-Year Bonus”), and each such Continuing Employee shall remain eligible to receive a bonus thereunder as set forth herein; provided, that the aggregate amount payable pursuant to this Section 6.08(c) that relates to pre-Closing service shall be no less than the amount accrued by the Company on its financial statements in respect thereof. The Closing Year Bonuses shall be paid at such time as bonuses are paid consistent with past practice under the applicable Company Benefit Plan, provided the applicable Company Employee must remain employed through the date bonuses are typically paid under the applicable Company Benefit Plan (or experience a termination of employment by the Company prior to the date Closing-Year Bonuses are paid that entitles the employee to the payment of severance) in order to be entitled to a Closing-Year Bonus.

(d) Within 60 days following the Effective Time, Parent shall, or shall cause the Surviving Company, to pay all incentive awards outstanding as of the Effective Time (determined based upon the achievement of the higher of actual or the target level of performance, unless otherwise provided by any severance plan or agreement or employment agreement in place at the time immediately prior to the Effective Time by and between the Company and a Company Employee) that may become payable to each Company Employee under the Company’s 2018 Executive Cash Incentive Compensation Plan.

(e) Parent shall, or shall cause the Surviving Company or Parent’s other applicable Affiliates to, give each Company Employee full credit for such Company Employee’s service with the Company and any Company Subsidiary (and any Affiliates or predecessors thereto) for all purposes (including for purposes of vacation and severance) under any benefit plans maintained by Parent or any of its Affiliates (including the Surviving Company) in which the Company Employee participates to the same extent and for the same purpose as recognized by the Company immediately prior to the Closing Date under the corresponding Company Benefit Plan; provided, however, that such service shall not be recognized (i) to the extent that such recognition would result in a duplication of compensation or benefits with respect to the same period of service or (ii) for any purposes under any defined benefit pension plans, retiree health and welfare plans or equity or equity-based compensation.

(f) Parent shall cause the Surviving Company or Parent’s other applicable Affiliates to use commercially reasonably efforts to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan maintained by Parent or any of its applicable Affiliates (including the Surviving Company) that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Company Employees as of the Closing Date under the analogous Company Benefit Plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Company Employee and his or her eligible dependents under the health plans in which such Company Employee participated immediately prior to the Closing Date during the portion of the plan year prior to the Closing Date in satisfying any corresponding deductibles, co-payments or out-of-pocket maximums under health plans maintained by Parent or any of its applicable Affiliates (including the Surviving Company) in which such Company Employee is eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(g) Parent shall cause the Surviving Company to, honor the terms of each Collective Bargaining Agreement until such Collective Bargaining Agreement otherwise expires or terminates pursuant to its terms or is modified by the parties thereto in accordance with applicable Law, and notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employee covered by any Collective Bargaining Agreement will be governed by such. Prior to the Closing, the Company and the Company Subsidiaries will timely satisfy, in all material respects, any pre-Closing legal or contractual requirement to provide notice or information to, bargain with, or enter into any consultation procedure with, or any similar obligation to, any Labor Organization or any applicable labor tribunal in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(h) (i) The Company shall be permitted to update Section 3.10(a) of the Company Disclosure Letter during the period commencing as of the date of this Agreement and ending sixty (60) days thereafter to list any additional material International Plans and (ii) with respect to any such material International Plans, the Company shall use its reasonable best efforts to provide Parent with complete and accurate copies of the plan documents and all amendments thereto.

(i) No provision of this Agreement shall (i) create any right in any Company Employee or any other employee of the Company or any Company Subsidiary to continued employment by Parent or the Company or their respective Affiliates, or preclude the ability of Parent or the Company or their respective Affiliates to terminate the employment of any employee for any reason; (ii) require Parent or the Company or any of their respective Affiliates to continue any particular Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date (subject to the other provisions of this Section 6.08); or (iii) be treated as an establishment of or amendment to any employee benefit plan of Parent or the Company or any of their respective Affiliates.

Section 6.09 Merger Sub; Parent Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Affiliate of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. Promptly following execution of this Agreement on the date hereof, Parent shall execute and deliver to the Company, in accordance with applicable Law and Merger Sub’s certificate of incorporation and bylaws, in Parent’s capacity as sole stockholder of Merger Sub, a written consent approving the Merger and the other transactions contemplated by this Agreement, and adopting this Agreement.

Section 6.10 Takeover Statutes and Rights Plan. The Company and the Company Board shall take all actions necessary to (a) ensure that Parent shall not become or be deemed an Acquiring Person pursuant to and as defined in the Rights Plan in connection with the Merger, (b) terminate the Rights Plan prior to or concurrent with the Closing, (c) ensure that no Takeover Statute or any stockholder rights plan or similar agreement is or becomes applicable to the Merger or Transaction Documents; and (d) if any Takeover Statute or similar statute or regulation or any stockholder rights plan or similar agreement becomes applicable to the Merger or Transaction Documents, ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger or Transaction Documents.

Section 6.11 Financing Activities.

(a) Parent acknowledges and agrees that the Company, its Affiliates and their respective Representatives have no responsibility for any financing that Parent may raise in connection with the transactions contemplated by this Agreement. Any offering materials and other documents prepared by or on behalf of or utilized by Parent or its Affiliates or their respective Representatives, or Parent’s financing sources, in connection with Parent’s financing activities in connection with the transactions contemplated by this Agreement which include any information provided by the Company, its Affiliates or their respective Representatives, including any offering memorandum, banker’s book, lender presentation, prospectus or similar document used, or any other written offering materials used, in connection with any debt or securities offering or other financing undertaken by or on behalf of Parent in connection with the Merger and the other transactions contemplated by this Agreement shall include a conspicuous disclaimer to the effect that none of the Company, its Affiliates or their respective Representatives have any responsibility for the content of such document and disclaim all responsibility therefor and shall further include a disclaimer with respect to the Company, its Affiliates and their respective Representatives in any oral disclosure with respect to such financing. Parent and the Company each acknowledge and agree that Parent’s obligation to consummate the transactions contemplated by this Agreement is not subject to any financing condition.

(b) Parent shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Debt Financing contemplated by the Debt Commitment Letter so that the funds contemplated thereby are available as promptly as practicable but in any event no later than the Closing Date, including (i) complying with and maintaining in full force and effect the Debt Financing and the Debt Commitment Letter, (ii) negotiating and entering into definitive financing agreements (the “Definitive Debt Agreements”) with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date (which definitive financing agreements shall not (1) reduce the amounts to be funded under the Financing (including by changing the amount of fees to be paid or original issue discount) to an amount below the Required Amounts, (2) amend, modify or supplement the conditions or contingencies to the Financing in a manner that makes it less likely the Financing will be funded (or that the conditions precedent to the funding of the Debt Financing will be satisfied) or imposes new or additional conditions or expands any existing condition to the receipt of the Financing, (3) otherwise delay funding of the Financing or make funding of the Financing less likely to occur at or prior to the Closing in an amount necessary to fund the Required Amounts or (4) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Documents or (5) impose additional obligations on the Company or any of its Subsidiaries or Affiliates (the matters referred to in clauses (1) through (5), the “Prohibited Provisions”)), (iii) satisfying as promptly as practicable and on a timely basis all conditions to the Debt Financing contemplated by the Debt Commitment Letter and the Debt Fee Letter but in any event no later than the Closing Date and (iv) enforcing its rights under the Debt Commitment Letter in the event of a breach by the Debt Financing Sources under the Debt Commitment Letter or the Definitive Debt Agreements. Prior to the Closing, without the prior written consent of the Company, Parent shall not (x) agree to, or permit, any amendment, modification or supplement of, or waiver under, the Debt Financing Letters or the Definitive Debt Agreements or (y) substitute other debt financing for all or any portion of the Debt Financing from the same or alternative financing sources, in each case, to the extent such amendment, modification, supplement, waiver or substitution would or would reasonably be expected to result in a Prohibited Provision); provided that notwithstanding the foregoing, Parent shall be permitted to amend or modify the Debt Financing Letters and the Definitive Debt Agreements without the prior written consent of the Company to add lenders, agents, co-agents, arrangers, bookrunners or other institutions acting in other similar roles that have not executed the Debt Commitment Letter as of the date of this Agreement. Parent shall, as promptly as practicable, provide to the Company copies of all documents (including all Definitive Debt Agreements, fee letters and engagement letters; provided that any fee letters may be Customarily Redacted) relating to the Debt Financing and shall keep the Company informed on a reasonably current basis in reasonable detail of its efforts to arrange the Financing. Any reference in this Agreement to (x) the “Debt Financing Letters” shall refer to such documents as otherwise amended or modified in accordance with the terms of this Agreement, and (y) the “Debt Financing” means the financing contemplated by the Debt Financing Letters as amended or modified in accordance with the terms of this Agreement. In the event any Financing is consummated prior to Closing, Parent shall keep the net proceeds of such Financing unencumbered (other than pursuant to customary escrow arrangements) and available in all respects (upon release conditions consistent with the conditions in the Debt Commitment Letter) to fund Parent’s obligations herein.

(c) Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any definitive agreement or document related to the Financing (including any Financing Commitment or related fee letter or engagement letter) of which Parent becomes aware, (ii) of the receipt or delivery of any written notice or other communication, in each case from any Person with respect to (x) any actual, threatened or potential breach, default, withdrawal termination or repudiation by any party to any Financing Commitment or Definitive Debt Documents or (y) any material dispute or disagreement between or among parties to any Financing Commitment or Definitive Debt Document (other than ordinary course negotiations) or (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitments. Parent shall promptly provide, but in any event within two (2) Business Days following delivery by Company to Parent of written request therefor, any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(d) Prior to the Closing, without the prior written consent of the Company, Parent shall not agree to, or permit, any amendment, modification, substitution, replacement or supplement of, or waiver under, the Equity Financing Commitments. In addition, Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to (I) maintain in effect each of the Equity Commitment Letters, (II) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in each of the Equity Commitment Letters, if any, but in any event no later than the Closing Date, (III) consummate the Equity Financing at or prior to the Closing and (IV) enforce its rights under each of the Equity Commitment Letters (including seeking specific performance).

(e) Further, if all or any portion of the Financing (or any alternative financing) has not been obtained, Parent shall continue to be obligated to consummate the transactions contemplated by this Agreement and effect the Closing on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Section 7.01 and Section 7.02. Parent agrees that the Company shall be entitled to specifically enforce the obligations of Parent and each of the Investors pursuant to the Equity Commitment Letters, in each case, on the terms and conditions set forth herein and therein.

(f) If, any of the Debt Financing or the Debt Commitment Letter (or any Definitive Debt Agreement) expires or is terminated prior to the Closing, in whole or in part, for any reason, or any portion of the Debt Financing becomes unavailable in an amount necessary to fund the Required Amount on the terms and subject solely to the conditions set forth in the Debt Commitment Letter, Parent shall (i) promptly (and in any event within two (2) Business Days) notify the Company of such unavailability, expiration or termination and the reasons therefor, (ii) as promptly as practicable use its best efforts to arrange for alternative debt financing (which alternative debt financing (A) shall be in an amount sufficient, when added with the Equity

Financing, for the satisfaction of all of Parent’s obligations under this Agreement due at the Closing, including for payment of the Required Amounts and (B) shall not include any conditions of such alternative debt financing that are more onerous than, or in addition to, the conditions set forth in the Debt Commitment Letter on the date of this Agreement) to replace the Debt Financing, to be consummated no later than the day on which the Closing shall occur pursuant to Section 1.02, (iii) promptly provide to the Company copies of all documents (including all fee letters and engagement letters; provided that any fee letters may be Customarily Redacted) relating to any alternative debt financing to replace the Debt Financing and (iv) keep the Company reasonably informed of the process of obtaining any alternative financing. If any alternative financing is obtained in accordance with this Section 6.11(f), Parent shall promptly notify Company thereof and references to the “Financing,” “Financing Commitments” and “Debt Financing Letters” (and any other like terms in this Agreement) shall include such alternative debt financing, as applicable, and the provisions of this Section 6.11 shall be applicable to such alternative debt financing; provided that Parent shall not be required to (i) seek equity financing from any source other than those counterparty to the Equity Commitment Letter as of the date hereof (and subject to the express terms hereof and thereof) or in an amount in excess of the amounts set forth therein, (ii) pay any fees or expenses in excess of those contemplated by the Debt Commitment Letter as of the date hereof or (iii) agree to terms that are less favorable in the aggregate (including any flex provisions set forth in the Debt Fee Letter) than those contemplated by the Debt Commitment Letter as of the date hereof.

(g) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to cause its and their respective non-legal Representatives to, at Parent’s sole cost and expense, provide to Parent and its Subsidiaries such cooperation as may be reasonably requested by Parent that is necessary in connection with the Debt Financing to the extent not unreasonably interfering with the business of the Company or any of its Subsidiaries, including the following:

(i) upon reasonable advance notice and during normal business hours of the Company, causing the appropriate senior officers of the Company to participate in a reasonable but limited number of lender meetings, lender presentations and due diligence sessions at locations and times to be mutually agreed (which meetings, presentations and sessions may be conducted by teleconference or virtual meeting platforms);

(ii) providing reasonable assistance with the preparation of customary materials for rating agency presentations, customary bank information memoranda and similar documents customarily required in connection with obtaining the Debt Financing, including customary authorization letters authorizing the distribution of information to prospective lenders or investors and containing customary representations; provided that any such information distributed in connection with the foregoing shall contain customary language which shall exculpate the Company Parties with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof;

(iii) assisting with the preparation of any pledge and security documents or other definitive financing documents as may be reasonably requested by Parent, including the solvency certificate attached as Annex I to Exhibit (C) to the Debt Commitment Letter; provided that no such documents shall be effective until at or after the Closing;

(iv) facilitating the pledging of collateral reasonably requested by Parent; provided that no pledge shall be effective until the Closing; and

(v) furnishing to Parent at least three (3) Business Days prior to the Closing Date such documentation and other information requested by Parent at least ten (10) Business Days prior to the Closing Date to the extent required by governmental authorities under applicable “know your customer” and anti-money laundering rules and regulations as a condition to the Debt Financing.

(h) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 6.11 shall require any such cooperation to the extent that it could reasonably be expected to (A) require Company to waive or amend any terms of this Agreement or require Company or any of its Affiliates or its or their representatives (each, a “Company Party”) to incur any liability or, make any payment, (B) require any Company Party to (1) agree to make any payment (including any commitment or other fee or any expense reimbursement) in connection with the Debt Financing, except those that will be made only at or after the Closing in the case of the Company and its Subsidiaries, or (2) incur any other liability or give any indemnity or otherwise commit to take any action (including any corporate or comparable action), except those that will be effective only at or after the Closing in the case of the Company and its Subsidiaries, (C) unreasonably interfere with the ongoing business or operations of any Company Party, (D) require any Company Party to take any action that could or could reasonably be expected to (1) jeopardize any attorney-client or other applicable legal privilege or protection, as determined by the applicable Company Party, (2) violate its respective certificates of incorporation or bylaws (or comparable documents), (3) violate any applicable Law, (4) constitute a default, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Person or to a loss of any benefit to which such Person is entitled, in each case under any provision of any agreement or other instrument binding upon such Person, (5) result in the creation or imposition of any Lien on any asset of such Person (except, in the case of the Company, any Lien on any of its assets that becomes effective only upon the Closing) or (6) be in conflict with the terms of this Agreement, (E) require any Company Party to enter into or approve any Debt Financing Agreement or other definitive agreement or document related to the Debt Financing that is effective prior to the Closing, (F) result in any significant interference with the prompt and timely discharge of the duties of any director, manager, officer, general or limited partner, employee, counsel, financial advisor, auditor, agent or other authorized representative of any Company Party, (G) result in any Company Party incurring any personal liability with respect to any matters relating to the Debt Financing, (H) cause any condition to Closing set forth in this Agreement to fail to be satisfied by the Effective Time or otherwise result in a breach of this Agreement by Company or (I) require any Company Party to (1) to prepare or deliver any pro forma financial information, projections or other forward-looking financial information or any financial information, (2) change any of their respective fiscal periods, (3) prepare any financial statements of any Company Subsidiaries, (4) provide any financial or other information that is not readily available, historically prepared, maintained in the ordinary course of business and customarily required for the arrangement of debt financings similar to the Debt Financing (and none of such financial or other information shall be required to be prepared in compliance with Regulation S-X) and (5) execute or deliver any certificate (including any solvency certificate), legal opinion, agreement, arrangement, document or instrument relating to the Debt Financing, and in no event shall any action, liability or obligation of the Company or any of its Subsidiaries under any such certificate, agreement, arrangement, document or instrument (including, in each case, the execution thereof) relating to the Debt Financing be required to be effective prior to the Closing (other than customary authorization letters in connection with the marketing efforts for the Debt Financing; provided that any such information distributed in connection with the foregoing shall contain customary language which shall exculpate the Company, its Affiliates and their respective representatives with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof). The parties hereto agree that any information with respect to the prospects and plans for the Company’s business and operations in connection with the Debt Financing will be the sole responsibility of Parent, and no Company Party shall be required to provide any information or make any representations with respect to capital structure, the incurrence of the Debt Financing, other pro forma information relating thereto or the manner in which Parent intends to operate, or cause to be operated, the Company’s business after the Closing.

(i) As soon as reasonably practicable after the receipt of written request by Parent or Merger Sub and at the cost of Parent, the Company shall, (A) issue a notice of redemption at least ten (10) days but not more than sixty (60) days before the redemption date agreed with Parent for any or all of the notes governed by the Indenture (the “Notes”) pursuant to Article III of the Indenture and take any actions reasonably requested by Parent or Merger Sub that are necessary to facilitate the redemption, defeasance, satisfaction and/or discharge of the Notes pursuant to the Indenture, and shall redeem, defease or satisfy and/or discharge, as applicable, the Notes in accordance with the terms of the Indenture at the Effective Time, or (B) in lieu of or in addition to such redemption, defeasance, satisfaction and/or discharge, use its reasonable best efforts to commence offers to purchase (including change of control offers) and/or consent solicitations related to the Notes, on such terms and conditions that are requested, from time to time, by Parent or Merger Sub (including the entering into supplemental indentures related thereto (which supplemental indentures become operative only concurrently with the Closing)); provided, that any such redemption, defeasance, satisfaction, discharge, tender offer and/or consent solicitation must be conditioned on the occurrence of the Closing and the parties shall use their respective reasonable best efforts to cause such to close on the Closing Date. Subject to the preceding sentence and Section 6.11(h) hereto, the Company shall, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective non-legal Representatives to, provide all cooperation reasonably requested by Parent in connection with any such redemption, defeasance, satisfaction, discharge, tender offer and/or consent solicitation, including assisting Parent with the documentation and distribution of such documentation therefor. If reasonably requested by Parent, to the extent not prohibited by the Indenture or the Exchange Act, the Company shall waive any of the conditions therefor (other than the occurrence of the Closing) and make any change to the terms of any such redemption, defeasance, satisfaction, discharge, tender offer and/or consent solicitation, in each case, as may be reasonably requested by Parent and (ii) shall not, without the written consent of Parent, waive any of the conditions or make any other change to the terms thereof. Parent shall ensure that, at the Effective Time, the Company has all funds necessary to pay for the Notes as required in connection with any such redemption, defeasance, satisfaction, discharge, tender offer and/or consent solicitation.

(j) Upon the earlier of Closing or the termination of this Agreement in accordance with Section 8.01, Parent shall promptly reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries and their Representatives in connection with such cooperation at the request of Parent; provided that such costs shall not exceed $10 million (the “Parent Expenses Cap”); provided, further, that, to the extent such costs exceed the Parent Expenses Cap, neither the Company nor its Subsidiaries or Representatives shall be required to take any further action in cooperation with Parent and Merger Sub pursuant to this Section 6.11. Parent and Merger Sub shall, on a joint and several basis, subject to the Parent Expenses Cap, indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing, any other securities offering of or on behalf of the Company (if requested by Parent), Parent or Merger Sub or Parent’s request for the tender, consent or redemption of the Notes by the Company, including as to any information utilized in connection therewith to the fullest extent permitted by applicable Law and with appropriate contribution provided by Parent and Merger Sub to the extent such indemnification is not available (other than any liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties arising from any such person’s fraud, willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable judgment), and, for the avoidance of doubt, the obligations of Parent pursuant to this Section 6.11(j) shall be guaranteed by the Investors pursuant to the Guarantees.

(k) Notwithstanding anything to the contrary herein, the failure of the Company or any Company Subsidiary or Representatives to comply with this Section 6.11 shall not give rise to the failure of a condition precedent set forth in Article VII or termination right pursuant to Section 8.01 unless Parent failed to obtain the Debt Financing primarily as a result of the willful and material breach of the obligations of the Company to comply with their obligations under this Section 6.11 (after notice and opportunity to cure). The Company hereby consents to the use of its logos in connection with the Debt Financing in an ordinary and customary manner; provided, however, that logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective Intellectual Property rights.

ARTICLE VII

Conditions Precedent

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Regulatory Approvals.

(i) Any waiting period applicable to the Merger under the HSR Act, and any agreement between a Party and a Governmental Entity to delay or not consummate the transactions, shall have been terminated or shall have expired; and

(ii) any consents, filings or approvals under any other applicable Regulatory Law set forth on Section 7.01(b) of the Company Disclosure Letter shall have been obtained or made or the applicable waiting period shall have expired or been terminated.

(c) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition, and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”), shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated hereby.

Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 4.01, 4.02 and 4.06) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Sections 4.01, 4.02 and 4.06 shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an authorized executive officer, certifying to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.

Section 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in the first sentence of Section 3.01, Section 3.03(a) (other than clauses (i), (ii) and (vi) of the third sentence of Section 3.03(a)), Section 3.04, the first sentence of Section 3.08(a), Section 3.19, Section 3.20 and Section 3.21) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in the first sentence of Section 3.01 and Sections 3.04, 3.19, 3.20 and 3.21 shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company contained in Section 3.03(a) (other than clauses (i), (ii) and (vi) of the third sentence of Section 3.03(a) shall be true and correct in all respects (other than for de minimis inaccuracies) at and as of January 30, 2025) and (iv) the representations and warranties of the Company contained in the first sentence of Section 3.08(a) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such time.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date hereof, there shall have not occurred and be continuing a Company Material Adverse Effect.

(d) Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an authorized executive officer of the Company, certifying to the effect that the conditions set forth in Sections 7.03(a), 7.03(b) and Section 7.03(c) have been satisfied.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (except with respect to Section 8.01(d) and Section 8.01(g), whether before or after receipt of the Company Stockholder Approval):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before the End Date. The “End Date” shall mean the date that is six (6) months following the date of this Agreement; provided that, if the Closing shall not have occurred prior to such date and all the conditions to Closing, other than the conditions set forth in Sections 7.01(b)(i) and 7.01(b)(ii), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either the Company or Parent on one occasion for a period of three (3) months by written notice to the other party no later than five Business Days prior to the then existing End Date, and such date, as so extended, shall be the End Date; provided that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement, directly or indirectly, is the primary cause of, or primarily resulted in, the failure of the Closing to be consummated by the End Date;

(ii) if the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement, directly or indirectly, is the primary cause of, or primarily resulted in, the failure of the condition set forth in Section 7.01(c) to be satisfied; or

(iii) if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;

(c) by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, would not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured by the earlier of (i) the End Date or (ii) the date that is 20 Business Days after written notice by the Company to Parent informing Parent of such breach or failure to be true; and provided, further, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to the Company if the Company’s breach of any provision of this Agreement, directly or indirectly, is the primary cause of, or primarily resulted in, the failure of the closing conditions set forth in Section 7.02(a) or Section 7.02(b) to be satisfied;

(d) by the Company prior to receipt of the Company Stockholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal that did not result from a material breach of Section 5.04 in accordance with Section 5.04(d); provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company must enter into such definitive written agreement simultaneously with such termination of this Agreement);

(e) by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, would not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true has not been cured by the earlier of (i) the End Date or (ii) the date that is 20 Business Days after written notice by Parent to the Company informing the Company of such breach or failure to be true; and provided, further, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to Parent if Parent’s breach of any provision of this Agreement, directly or indirectly, is the primary cause of, or primarily resulted in, the failure of the closing conditions set forth in Section 7.03(a) or Section 7.03(b) to be satisfied;

(f) by Parent prior to the Company Stockholders Meeting, in the event that (i) an Adverse Recommendation Change shall have occurred or (ii) the Company has materially breached its obligations under Section 5.04; provided, however, that Parent’s right to terminate this Agreement solely pursuant to this Section 8.01(f)(ii) will expire at 5:00 p.m., Eastern time, on the seventh (7th) Business Day after the date on which Parent first acquired Knowledge of such breach; or

(g) by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.03 are satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained herein), (ii) Parent is required to consummate the Closing pursuant to Section 1.02, (iii) Parent fails to consummate the Closing within three (3) Business Days after the date the Closing should have occurred pursuant to Section 1.02, (iv) the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.02, and the Company has given Parent irrevocable written notice on or prior to such date confirming that (x) the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement on that date and (y) all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or (to the extent permitted by Law) waived by the Company subject to and conditioned upon the consummation of the Closing and (v) Parent fails to consummate the Closing on or before the third (3rd) Business Day following the later of (1) the date of delivery of the written notification by the Company contemplated in the foregoing clause (iv) and (2) the date the Closing should have occurred pursuant to Section 1.02.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the third to last sentence of Section 6.02, first and second sentences of Section 6.11(j), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that, no such termination shall relieve or release the Company from any liability for any fraud or willful breach of any covenant, obligation or agreement set forth in this Agreement prior to or in connection with the termination of this Agreement. For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

Section 8.03 Fees and Expenses.

(a) Generally. Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) Company Termination Fee. The Company shall pay to Parent a fee of $80,000,000 (the “Company Termination Fee”) if:

(i) the Company terminates this Agreement pursuant to Section 8.01(d);

(ii) Parent terminates this Agreement pursuant to Section 8.01(f) (or either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(i) and at the time of such termination, Parent could have terminated this Agreement pursuant to Section 8.01(f)); or

(iii) (A) after the date hereof and prior to the valid termination of this Agreement, an Alternative Proposal shall have been made by a third party to the Company or the Company Board and not publicly withdrawn or otherwise abandoned at least five Business Days prior to the Company Stockholders Meeting or shall have been made directly to the Company’s stockholders generally by a third party and not publicly withdrawn or otherwise abandoned at least five Business Days prior to the Company Stockholders Meeting; (B) thereafter, this Agreement is terminated pursuant to Section 8.01(b)(i), 8.01(b)(iii) or 8.01(e) (solely, in the case of Section 8.01(e), with respect to material covenant breaches); and (C) within twelve months of such valid termination, the Company enters into a definitive Contract to consummate an Alternative Proposal (whether or not such Alternative Proposal is actually consummated) or an Alternative Proposal is consummated (in each case, whether or not the Alternative Proposal referenced in clause (A)); provided, however, that for purposes of this Section 8.03(b)(iii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50.1%.

Any Company Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, simultaneously with such termination, (y) in the case of clause (ii) above, on the Business Day immediately following the date of termination of this Agreement and (z) in the case of clause (iii) above, on the earlier of the date of such definitive Contract or such consummation as referred to in clause (iii)(C) above within twelve months of such termination referenced in clause (iii)(B) above. The Company acknowledges and agrees that the agreements contained in this Section 8.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to reasonably promptly pay the amount due pursuant to this Section 8.03(b), and, in order to obtain such payment, Parent commences a suit, action or other proceeding in a court of competent jurisdiction that results in a Judgment in its favor for such payment, the Company shall pay to Parent its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing (the “Parent Recovery Costs”); provided, that, in no event shall the Parent Recovery Costs payable by Parent in the aggregate exceed five million dollars ($5,000,000). Notwithstanding any other provision of this Agreement, but subject to Parent’s rights set forth in Section 9.10 and this Section 8.03(b), the parties agree that the payment of the Company Termination Fee (if payable and paid pursuant to this Section 8.03(b)), as liquidated damages and not as a penalty, and any Parent Recovery Costs payable pursuant to this Section 8.03(b) shall be the sole and exclusive remedy available to any Parent Related Parties with respect to this Agreement and the transactions contemplated by this Agreement in the event any such payment becomes due and payable, and, upon payment of the Company Termination Fee (plus any Parent Recovery Costs payable pursuant to this Section 8.03(b)) (in each case, to the extent required to be paid), the Company Related Parties shall have no further liability to any Parent Related Parties under this Agreement; provided, however, that the payment of the Company Termination Fee and any Parent Recovery Costs payable pursuant to this Section 8.03(b) shall not relieve or release the Company from any liability for fraud or willful breach. The Company expressly acknowledges and agrees that (i) Parent shall not need to prove damages to receive the Company Termination Fee when it is payable under this Agreement and (ii) the Company Termination Fee is a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(c) Reverse Termination Fee. Parent shall pay to the Company a fee of $135,000,000 (the “Reverse Termination Fee”) if:

(i) the Company terminates this Agreement pursuant to Section 8.01(g) (or either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(i) and at the time of such termination, the Company could have terminated this Agreement pursuant to Section 8.01(g)); or

(ii) the Company terminates this Agreement pursuant to Section 8.01(c).

Any Reverse Termination Fee due under this Section 8.03(c) shall be paid by wire transfer of same-day funds on the Business Day immediately following the date of termination. Parent acknowledges and agrees that the agreements contained in this Section 8.03(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the

Company would not enter into this Agreement. Accordingly, if Parent fails to reasonably promptly pay the amount due pursuant to this Section 8.03(c), and, in order to obtain such payment, the Company commences a suit, action or other proceeding in a court of competent jurisdiction that results in a Judgment in its favor for such payment, Parent shall pay to the Company its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing (the “Company Recovery Costs”); provided, that, in no event shall the Company Recovery Costs payable by Parent in the aggregate exceed five million dollars ($5,000,000). Notwithstanding any other provision of this Agreement, but subject to the Company’s rights set forth in Section 9.10 and this Section 8.03(c), the parties agree that (including in the case of fraud, intentional breach or willful breach of this Agreement by Parent or Merger Sub) the payment of (i) the Reverse Termination Fee (if payable pursuant to this Section 8.03(c)), as liquidated damages and not as a penalty, (ii) any Company Recovery Costs payable pursuant to this Section 8.03(c) and (iii) the Company’s right to receive payment of the amounts set forth in Section 6.11(j) (the “Financing Cooperation Expenses”) shall be the sole and exclusive remedy (whether at law or in equity) available to the Company and each of its former, current or future Affiliates, controlling persons, directors, officers, employees, equityholders, managers, agents, Representatives, successors and assigns (collectively, “Company Related Parties”) with respect to this Agreement and the transactions contemplated by this Agreement in the event any such payment becomes due and payable and, upon payment of the Reverse Termination Fee (plus any Company Recovery Costs payable pursuant to this Section 8.03(c) and any Financing Cooperation Expenses) (in each case, to the extent required to be paid), Parent and each of Parent’s former, current or future Affiliates and its and their respective portfolio companies, investment vehicles, controlling persons, directors, officers, employees, equityholders, general or limited partners, members, managers, agents, Representatives, successors and assigns (collectively, “Parent Related Parties”) shall have no further liability to any Company Related Parties under this Agreement or any further obligation relating to or arising out of this Agreement, including the breach of any representation, warranty, covenant or agreement in this Agreement (in any case, whether willfully, intentionally, unintentionally, fraudulent or otherwise), the termination of this Agreement, or the failure to consummate the transactions contemplated by this Agreement, and the Company Related Parties shall be deemed to have waived all other remedies (whether at law or in equity) with respect to, any losses suffered as a result of the failure of the Closing to occur or for a breach or failure to perform hereunder, under the Financing Commitments or otherwise (in any case, whether willfully, intentionally, unintentionally, fraudulent or otherwise), and, upon payment of the Reverse Termination Fee (plus any Company Recovery Costs payable pursuant to this Section 8.03(c) and any Financing Cooperation Expenses payable pursuant to Section 6.11(j)) (in each case, to the extent required to be paid), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated herein and therein. No Company Related Party shall be entitled to bring, and the Company shall cause all other Company Related Parties not to bring, and shall in no event support, facilitate or encourage, the bringing of any suit, action or other proceeding (under any legal theory, whether sounding in law or in equity (in each case whether for breach of contract, in tort, fraud or otherwise)) against a Parent Related Party or the Investors with respect to, arising out of, or in connection with, the failure of the Closing to occur or for a breach or failure to perform hereunder, under the Financing Commitments or otherwise (in any case, whether willfully, intentionally, unintentionally, fraudulent or otherwise), and the Company shall cause any such suit, action or other proceeding pending as of any termination of this Agreement to be dismissed with prejudice as promptly as practicable after such termination. Notwithstanding anything to the contrary in this Agreement (including this Section 8.03), under no circumstances will any Company Related Party, or the Company Related Parties be entitled to monetary remedies for any claims, damages or other losses suffered as a result of the failure of the transactions contemplated by this Agreement or in the Commitment Letters to be consummated or for a breach or failure to perform hereunder or thereunder or for any representation made or alleged to have been made in connection herewith or therewith, in excess of the amount of the Reverse Termination Fee (plus any Company Recovery Costs payable pursuant to this Section 8.03(c) and any Financing Cooperation Expenses payable pursuant to Section 6.11(j)); provided, however, that in no event will the Company be entitled to both payment of the Reverse Termination Fee and a grant of specific performance that results in the consummation of the Closing. Notwithstanding the foregoing, nothing in this Section 8.03(c) shall be in any way limit or modify the rights of Purchaser and its Affiliates under the Debt Commitment Letter or the obligations of the Debt Financing Sources under the Debt Commitment Letter. Parent expressly acknowledges and agrees that (i) the Company shall not need to prove damages to receive the Reverse Termination Fee when it is payable under this Agreement and (ii) the Reverse Termination Fee is a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be obligated to pay the Reverse Termination Fee on more than one occasion.

(d) Subject to Section 2.02(c), the Surviving Company will pay or cause to be paid all (i) transfer, stamp, registration and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees, in each case, arising out of or in connection with entering into this Agreement and the consummation of the Merger.

Section 8.04 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the Company’s stockholders without the further approval of such stockholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company’s stockholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either Parent or the Company.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the Company’s stockholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

General Provisions

Section 9.01 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this agreement pursuant to Section 8.01. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time until so performed in accordance with its terms.

Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail (provided, however, that notice given by facsimile or email shall not be effective unless either (i) a duplicate copy of such facsimile or email notice is promptly given by one of the other methods described in this Section 9.02 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by facsimile or email or any other method described in this Section 9.02); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Company, to:

Triumph Group, Inc.

555 E Lancaster Avenue, Suite 400

Radnor, Pennsylvania 19087

Attention: Jennifer Allen

Email: ***

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Marie L. Gibson

Email: marie.gibson@skadden.com

(b) if to Parent or Merger Sub, to:

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

Attention: Dan Zamlong, Cary Stathopoulos and Alison Colby

Email: ***

c/o Berkshire Partners LLC

200 Clarendon Street

Boston, MA 02116

Attention: Michael C. Ascione; Blake L. Gottesman; Sharlyn C. Musslewhite

Email: ***

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Jai Agrawal, P.C., Marshall P. Shaffer, P.C. and Daniel Yip

Email: jai.agrawal@kirkland.com, marshall.shaffer@kirkland.com and daniel.yip@kirkland.com

Section 9.03 Definitions. For purposes of this Agreement:

“Affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any labor agreement, collective bargaining agreement or other labor-related agreement with any Labor Organization.

“Company Bylaws” means the amended and restated bylaws of the Company.

“Company Charter” the amended and restated certificate of incorporation of the Company.

“Company ESPP” means the Company’s 2013 Employee Stock Purchase Plan, as amended.

“Company Material Adverse Effect” means (i) any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, materially adversely affects the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) is or would be reasonably likely to prevent or materially impair or delay the ability of the Company to consummate of the Merger or the other transactions contemplated by this Agreement; provided, however, solely for the purposes of clause (i). that any circumstance, occurrence, effect, change, event or development arising from or related to (except, in the case of clauses (a), (b), (c), (d), (e), (f) or (j) below, to the extent disproportionately affecting the Company and the Company Subsidiaries relative to other companies in the industries in which the Company and the Company Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (a) conditions affecting the United States or any other national or regional economy or the global economy generally, (b) political conditions (or changes in such conditions) in the United States or any other country or region in the world, declared or undeclared acts of war, sabotage or terrorism, epidemics or pandemics (including COVID-19) (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United States or any other country or region of the world occurring after the date hereof, (c) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates, (d) changes required by GAAP or other accounting standards (or interpretations thereof) after the date hereof, (e) changes in any Laws or other binding directives issued by any Governmental Entity (or interpretations thereof) after the date hereof, (f) changes that are generally applicable to the industries in which the Company and the Company Subsidiaries operate, (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of the Common Stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein), (h) the negotiation, execution or delivery of this Agreement, the performance by any party hereto of its obligations hereunder or the public announcement or pendency of the Merger or any of the other transactions contemplated hereby including the impact thereof on relationships, contractual or otherwise with customers, suppliers, distributors, employees, unions, financing sources, partners or other persons with similar relationships with the Company and the Company Subsidiaries (provided, that this clause (h) will be disregarded for the purposes of the representations and warranties set forth in Section 3.05(a) and the conditions set forth in Section 7.03(a)

with respect to the representations and warranties set forth in Section 3.05(a)), (i) changes in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein), (j) the occurrence of natural disasters or force majeure events adverse to the business being carried on by the Company and the Company Subsidiaries, (k) Transaction Litigation, or (l) any action expressly required by the terms of this Agreement, or with the express prior written consent or at the express direction of Parent, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company Option” means each option to purchase shares of Common Stock granted under a Company Stock Plan.

“Company PSU” means a right to receive shares of Common Stock granted under granted under the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended, that is subject to the achievement of service-based and performance-based vesting conditions.

“Company RSU” means a right to receive shares of Common Stock granted under the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended, other than a Company PSU.

“Company Stock Award” means each Company PSU, Company RSU and Company Options.

“Company Stock Plans” means (i) the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended, (ii) the Triumph Group, Inc. 2016 Directors’ Equity Compensation Plan and (iii) the Triumph Group, Inc. 2013 Equity and Cash Incentive Plan

“Company Subsidiary” means any Subsidiary of the Company.

“Company Systems” means the computer firmware, computer hardware, servers, systems, networks, workstations, networks, interfaces, platforms, peripherals, and computer systems, including the software, information and processes contained thereon and all other information technology equipment, owned, used or held for use by the Company or any Company Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise. “Controlling”, “controlled”, “controlled by” and “under common control with” shall have correlative meanings.

“Customarily Redacted” means, with respect to any fee letter or engagements relating to the Debt Financing, the fee amounts, “market flex” terms, pricing terms, pricing caps and other economic terms being redacted in a customary manner, none of which redactions covers any Prohibited Provision.

“Data Privacy Obligations” means Privacy Laws and privacy requirements pursuant to Contract applicable to the Company or any Company Subsidiary, the Payment Card Industry Data Security Standard and any other industry standards, in each case to which the Company and Company Subsidiaries are bound, and the Company and Company Subsidiaries’ published privacy policies.

“Debt Financing Sources” means each Person (including lenders, arrangers, other additional arrangers, bookrunners, managers, agents, co-agents, financial institutions, institutional investors, underwriters, commitment parties or similar debt financing sources) that has committed to arrange or provide or otherwise entered into agreements in connection with all or any portion of the Debt Financing or other financings to fund the Required Amount, including the entities party to the Debt Commitment Letter as Initial Lenders (as defined therein), together with each Affiliate thereof and each former, current or future officer, director, member, manager, employee or indirect equity holder, general or limited partner, controlling Person, advisor, attorney, agent and representative of each such entity or Affiliate and their respective successors and assigns; provided that, in no event shall Parent, Investors or any of their respective Affiliates be Debt Financing Sources.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the ITAR, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“FAR” means the Federal Acquisition Regulation at Title 48 of the Code of Federal Regulation.

“Foreign Investment Clearances” means, with respect to any notifications required, agreed by the Parties to be appropriate or requested by a Governmental Entity under Foreign Investment Laws, (a) a written decision from the relevant Governmental Entity that the transactions contemplated hereby are not subject to and do not require clearance under local Foreign Investment Laws, (b) a written decision from the relevant Governmental Entity to the effect that the review under applicable local Foreign Investment Laws has been concluded and that the transactions contemplated hereby may proceed (without prohibition under Foreign Investment Laws) with respect to that jurisdiction or (c) the expiry or termination of an applicable waiting period (including any extensions thereto, agreed or imposed) under applicable local Foreign Investment Laws such that the transactions contemplated hereby may proceed (without prohibition under Foreign Investment Laws) with respect to that jurisdiction.

“Foreign Investment Laws” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by persons to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.

“Government Contract” means any Contract, including a prime contract, subcontract, basic ordering agreement, letter contract, purchase order, task order or delivery order of any kind, between the Company or a Company Subsidiary and (a) a Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor at any tier with respect to any Contract of a type described in clause (a) or (b) above. For the avoidance of doubt, a task order, purchase order or delivery order issued pursuant to a Government Contract shall be incorporated as a part of the Government Contract to which it relates.

“Government Bid” means any bid, proposal, offer or quotation made by the Company or a Company Subsidiary, that, if accepted, could reasonably be expected to lead to the award of a Government Contract.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, or (iv) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Indenture” means the Indenture, dated as of March 14, 2023, among the Company, the subsidiary guarantors signatory thereto and U.S. Bank Trust Company, National Association, as trustee for the 9.000% Senior Secured First Lien Notes due 2028, as amended, supplemented, restated or otherwise modified as of the date hereof.

“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including rights in (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, Internet domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (iii) copyrights and copyrightable subject matter (“Copyrights”); (iv) computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data; (v) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies (“Trade Secrets”); and (vi) all applications and registrations for the foregoing.

“IP Contract” means each Contract that (A) provides for the license or grant of material Intellectual Property Rights to the Company or a Company Subsidiary or by the Company or a Company Subsidiary to any Person, (B) is for the acquisition of material Intellectual Property Rights, or (C) arose out of a dispute related to Intellectual Property in any material respect, including concurrent use, settlement, coexistence, consent to use, covenant not to sue, and indemnification agreements relating to any Intellectual Property, in each case other than (i) commercially available non-exclusive software licenses with an annual license fee or one-time payment of less than $5,000,000, (ii) any non-exclusive license of Intellectual Property Rights that is merely incidental to the transaction contemplated in such license, (iii) an agreement to purchase or lease equipment, (iv) nonexclusive licenses granted by the Company or a Company Subsidiary in the ordinary course of business or that is a vendor contract granting permission for the vendor to identify the Company or a Company subsidiary as a customer of the vendor or (v) agreements with current of former employees, consultants, or contractors that provides for the assignment of Intellectual Property Rights to the Company or a Company Subsidiary;

“ITAR” means the U.S. International Traffic in Arms Regulations.

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge of the Persons set forth in Section 9.03(a) of the Company Disclosure Letter, and, in the case of Parent and Merger Sub, the actual knowledge of the Persons set forth in Section 9.03(b) of the Company Disclosure Letter.

“Labor Organization” means any labor union, labor organization or works council.

“Liens” means all pledges, liens, licenses, easements, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances, security interests or similar obligations.

“Merger Sub Board” means the Board of Directors of Merger Sub.

“NYSE” means the New York Stock Exchange.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company and Company Subsidiaries.

“Parent Board” means the Board of Directors of Parent.

“Parent Material Adverse Effect” means, with respect to Parent, Merger Sub or any of their respective Affiliates, any circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

“parties” means, collectively, the Company, Parent and Merger Sub, and “party” means any one of them.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business consistent with past practice in all material respects; (ii) Liens for Taxes, utilities and other governmental charges that are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities; (iv) licenses of Intellectual Property Rights granted in the ordinary course of business; (v) statutory Liens of landlords for amounts not delinquent or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the ordinary course of business consistent with past practice in all material respects to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business consistent with past practice in all material respects; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business consistent with past practice in all material respects to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business consistent with past practice in all material respects in connection with any purchase money security interests, equipment leases or similar financing arrangements; (x) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Entity or any similar authority including those reserved to or vested in any Governmental Entity; (xi) Liens that do not materially detract from the value of such property based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such property; (xii) Liens incurred in connection with or permitted under the Indenture; (xiii) Liens incurred in connection with or permitted under any Subsidiary Loan Agreement; (xiv) Liens incurred in connection with or permitted under any conduit facility, receivables securitization, factoring, warehousing or similar program of the Company or any Company Subsidiaries (the “Securitization Facilities”); (xv) Liens granted to secure (A) intercompany borrowings among the Company and any Company Subsidiaries or among any Company Subsidiaries or (B) any Indebtedness incurred as permitted under this Agreement; (xvi) recorded or unrecorded easements, rights-of-way, covenants, conditions, restrictions, licenses, reservations and other charges or encumbrances or defects or imperfections of title of any kind (A) that do not materially impair the use of the assets of, or the operation of the business of, the Company and the Company Subsidiaries as conducted in the ordinary course of business, or (B) that would be revealed by an investigation of title to the extent and nature that a prudent buyer of property in the jurisdiction in which the applicable real property is located would carry out; (xvii) Liens that affect the underlying fee interest of any property subject to a Real Estate Lease and (xviii) Liens granted under the Pledge Agreement (Stocks, Bonds and Commercial Paper), dated as of April 11, 2022, by The Triumph Group, Inc. and each of The Triumph Group Operations, Inc., Triumph Investment Holdings, Inc., Triumph Actuation Systems – Connecticut, LLC., Triumph Actuation Systems, LLC., Triumph Controls, LLC, Triumph Gear Systems – Macomb, Inc., Triumph Airborne Structures, LLC, Triumph Actuation Systems – Valencia, Inc., Triumph Composite Systems, Inc., Triumph Thermal Systems, LLC (f/k/a Triumph Thermal Systems, Inc.), Triumph Gear Systems, Inc., Triumph Accessory Services – Grand Prairie, Inc., Triumph Insulation Systems, LLC, Triumph Engine Control Systems, LLC, Triumph Actuation Systems-Yakima, LLC and Triumph Thermal

Systems-Maryland, Inc. in favor of PNC Bank, National Association, as amended, supplemented, restated or otherwise modified through the date hereof, and any other Liens granted in connection with the Amended and Restated PNC Commercial Card Program Authorization and Agreement, dated as of April 29, 2015 (as amended, supplemented, restated or otherwise modified through the date hereof).

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Information” means any information that identifies or can reasonably be used to identify, contact, or locate a particular individual and/or that is considered “personally identifiable information,” “personal information,” “personal data,” “cardholder data,” or any similar or equivalent term defined under applicable Privacy Laws.

“Privacy Laws” means all applicable Laws relating to the privacy, security, data breach disclosure and notification, or processing of Personal Information.

“Receivables Purchase Agreement” means the Amended and Restated Receivables Purchase Agreement, dated as of September 29, 2020, among Triumph Receivables, LLC, as seller, Triumph Group, Inc., as initial Servicer, the various Purchasers, LC Participants and Purchaser Agents from time to time party thereto, PNC Capital Markets LLC, as Structuring Agent, and PNC Bank, National Association, as Administrator for each Purchaser Group (in such capacity, the “Administrator”) and as issuer of Letters of Credit (in such capacity, together with its successors and assigns in such capacity, the “LC Bank”), as amended, supplemented, restated or otherwise modified through date hereof (all capacities as otherwise defined therein).

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Rights Plan” means that certain Tax Benefits Preservation Plan, dated as of March 11, 2022 and effective as of March 13, 2022, between the Company and Computershare Trust Company, N.A. as rights agent.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means any security breach, network intrusion, ransomware attack, malware attack, or successful phishing incident affecting any Company Systems in which Personal Information or Trade Secrets was accessed, disclosed, stolen, exfiltrated, or used in an unauthorized manner.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Subsidiary Loan Agreements” means the (i) Loan Agreement, dated as of June 29, 2023, between Triumph Engine Control Systems, LLC and Connecticut Innovations, Incorporated and (ii) Assistance Agreement, dated as of December 8, 2023, between the State of Connecticut, acting therein by Alexandra Daum, its Commissioner of Economic and Community Development, and Triumph Engine Control Systems, LLC.

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, together with any supplements or amendments thereto, filed or required to be filed with any Governmental Entity relating to Taxes.

“Taxes” means all U.S. federal, state, local, and non-U.S. income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to (or in lieu of) such amounts.

“Top Customers” means the top ten (10) customers of the Company and the Company Subsidiaries, taken as a whole, determined on the basis of total revenue of the Company and the Company Subsidiaries attributable to such customers pursuant to such Contracts in effect as of the date of this Agreement, for the twelve (12) months ended December 31, 2024.

“Top Vendors” means the top ten (10) vendors (excluding legal, accounting, tax and similar professional service providers) to the Company and the Company Subsidiaries, taken as a whole, determined on the basis of expenditures, excluding residual spend, by the Company and the Company Subsidiaries, taken as a whole, for the twelve (12) months ended December 31, 2024.

“Transaction Documents” means, collectively, the Confidentiality Agreements, the Guarantee, the Equity Commitment Letter, the Support Agreements and the other documents contemplated by the foregoing or any certificate, document or instrument delivered in connection with this Agreement or those agreements.

“Treasury Regulation” means the regulations promulgated by the United States Department of the Treasury under the Code.

Section 9.04 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice.” The phrase “made available to Parent”, “provided to Parent” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the “Project Thrive” data room hosted by Intralinks or delivered to Parent by 11:59 p.m. New York City time on the date prior to the date of this Agreement or publicly filed with the SEC by the Company by 5:00 p.m. New York city time on the date that is at least one (1) Business Day prior to the date of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neutral as the context may require. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “$” will be deemed references to the lawful money of the United States of America. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with.pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Equity Commitment Letters, the Guarantees, the Support Agreements, the Company Disclosure Letter and the Confidentiality Agreements, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement. Except for Section 6.04 (of which the Persons who are entitled to indemnification or insurance, as the case may be, thereunder are intended beneficiaries following the Effective Time), this Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

Section 9.08 GOVERNING LAW. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned (a) to another direct or indirect wholly owned subsidiary of Parent or (b) as collateral to any Persons providing the Debt Financing or any agent or collateral trustee for such Persons for the purpose of securing the Debt Financing (or any subsequent financing sources). Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 9.10 Specific Enforcement; Jurisdiction; Venue.

(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, subject to the terms of Section 9.10(b), the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to seek specific performance of Parent’s obligations hereunder to cause the Equity Financing to be funded and to consummate the Closing solely in the event that (and only so long as): (i) all of the conditions set forth in Section 7.01 and Section 7.03 are satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or (to the extent permitted by Law) waived by the Company subject to and conditioned upon the consummation of the Closing, (ii) the Debt Financing has been funded in accordance with the terms of the Debt Commitment Letter or the Debt Financing Sources have irrevocably confirmed in writing that the Debt Financing would be funded at the Closing in accordance with the terms of the Debt Commitment Letter if the Equity Financing is funded at the Closing, (iii) Parent is required to consummate the Closing pursuant to Section 1.02, (iv) Parent fails to consummate the Closing within three (3) Business Days after the date the Closing should have occurred pursuant to Section 1.02, (v) the Company stands ready, willing and able to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.02, and the Company has given Parent irrevocable written notice on or prior to such date confirming that (x) the Company stands ready, willing and able to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.02, and if specific performance is granted and the Financings are funded, the Closing will so occur on the terms and conditions set forth in this Agreement, and (y) all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or (to the extent permitted by Law) waived by the Company subject to and conditioned upon the consummation of the Closing and (vi) Parent fails to consummate the Closing on or before the third (3rd) Business Day following the later of (1) the date of delivery of the written notification by the Company contemplated in the foregoing clause (v) and (2) the date the Closing should have occurred pursuant to Section 1.02. For the sake of clarity, the Parties acknowledge and agree that the Company may pursue both the payment of the Reverse Termination Fee pursuant to Section 8.03(c) and a grant of specific performance to cause the Equity Financing to be funded and to consummate the Closing pursuant to this Section 9.10(b), but under no circumstances shall the Company be permitted or entitled to receive both the Reverse Termination Fee and the funding of the Equity Financing and the consummation of the Closing pursuant to a grant of specific performance.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter and any definitive agreement or document related thereto) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, any definitive agreement or document related thereto or any of the transactions contemplated hereby or thereby or the performance hereof or thereof in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon such party in any such proceeding or proceeding shall be effective if notice is given in accordance with Section 9.02, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (f) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST THE DEBT FINANCING SOURCES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER, ANY DEBT FINANCING AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE HEREOF OR THEREOF, (g) agrees that none of the Debt Financing Sources will have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, any definitive agreement or document related thereto or any of the transactions contemplated hereby or thereby or the performance hereof or thereof and (h) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in Section 9.09 and this Section 9.12 (and such provisions and the definition of “Debt Financing Sources” (and any defined term or other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections, provisions or definitions) shall not be amended in any way materially adverse to any of the Debt Financing Sources without the prior written consent of each Debt Financing Source so adversely affected).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

TRIUMPH GROUP, INC.

By:	/s/ Daniel J. Crowley
Name: Daniel J. Crowley
Title: Chairman, President and Chief Executive Officer

TITAN BW ACQUISITION HOLDCO INC.

By:	/s/ Dan Zamlong
Name: Dan Zamlong
Title: Co-Chief Executive Officer

By:	/s/ Blake L. Gottesman
Name: Blake L. Gottesman
Title: Co-Chief Executive Officer

TITAN BW ACQUISITION MERGER SUB INC.

By:	/s/ Dan Zamlong
Name: Dan Zamlong
Title: Co-Chief Executive Officer

By:	/s/ Blake L. Gottesman
Name: Blake L. Gottesman
Title: Co-Chief Executive Officer

[Signature Page to Merger Agreement]

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.04(f)(iv)
Affiliate	Section 9.03
Agreement	Preamble
Alternative Proposal	Section 5.04(f)(i)
Antitrust Counsel Only Material	Section 6.03(b)
Balance Sheet	Section 3.06(c)
Book-Entry Shares	Section 2.01(a)
Business Day	Section 9.03
Capital Expenditures Plan	Section 5.01(p)
Capital Stock	Section 3.03(a)
Certificate	Section 2.01(a)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Collective Bargaining Agreement	Section 9.03
Common Stock	Section 2.01
Company	Preamble
Company Benefit Plan	Section 3.10(a)
Company Board	Section 3.04
Company Bylaws	Section 3.01
Company Charter	Section 3.01
Company Disclosure Letter	Article III
Company Employee	Section 6.08(a)
Company ESPP	Section 9.03
Company Financial Advisor	Section 3.20
Company Indemnified Parties	Section 6.04(a)
Company Material Adverse Effect	Section 7.03(a), Section 9.03
Company Parties	Section 6.05
Company Party	Section 6.11(h)
Company PSU	Section 9.03
Company Recommendation	Section 6.01(d)
Company RSU	Section 9.03
Company SEC Documents	Section 3.06(a)
Company Stock Award	Section 9.03
Company Stock Plans	Section 9.03
Company Stockholder Approval	Section 3.04
Company Stockholders Meeting	Section 3.04
Company Subsidiary	Section 9.03
Company Termination Fee	Section 8.03(b)
Company Voting Debt	Section 3.03(b)
Consent	Section 4.03(b)
Consents	Section 4.03(b)

Continuation Period	Section 6.08(a)
Contract	Section 4.03(a)
Control	Section 9.03
Copyrights	Def. of ‘Intellectual Property Rights’
Customarily Redacted	Section 9.03
Data Privacy Obligations	Section 9.03
Debt Commitment Letter	Section 4.09(a)
Debt Financing	Section 4.09(a)
Debt Financing Letters	Section 4.09(a)
Debt Financing Sources	Section 9.03
Definitive Debt Agreements	Section 6.11(b)
Delaware Secretary	Section 9.03
DGCL	Section 1.01
Dissenter’s Rights	Section 2.04(a)
Dissenting Shares	Section 2.01(a)
DOJ	Section 6.03(a)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Law	Section 3.13
Equity Commitment Letters	Section 4.09(a)
Equity Financing	Section 4.09(a)
ERISA	Section 9.03
Exchange Act	Section 9.03
Excluded Contract	Section 3.14(b)(viii)
Filed Company Contract	Section 3.14(a)
Filed Company SEC Documents	Article III
Financing	Section 4.09(a)
Financing Commitments	Section 4.09(a)
Foreign Investment Clearances	Section 9.03
Foreign Investment Laws	Section 9.03
FTC	Section 6.03(a)
GAAP	Section 3.06(b)
Government Contract	Section 9.03
Governmental Approvals	Section 6.03(a)
Governmental Entity	Section 4.03(b)
Guarantees	Recitals
HSR Act	Section 4.03(b)
Indebtedness	Section 9.03
Indenture	Section 9.03
Inquiry	Section 5.04(a)
Intellectual Property Rights	Section 9.03
International Benefit Plan	Section 3.10(a)
Intervening Event Notice Period	Section 5.04(d)(1)(A)
Investors	Recitals
IRS	Section 3.10(b)
ITAR	Section 9.03

Judgment	Section 4.03(a)
Knowledge	Section 9.03
Labor Organization	Section 9.03
Law	Section 4.03(a)
Legal Restraints	Section 7.01(c)
Letter of Transmittal	Section 2.02(b)
Liens	Section 9.03
Material Contract	Section 3.14(b)(viii)
Merger	Section 1.01
Merger Consideration	Section 2.01(a)
Merger Sub	Preamble
Merger Sub Board	Section 9.03
Merger Sub Common Stock	Section 2.01
NYSE	Section 9.03
Owned Real Property	Section 3.16(a)
Parent	Preamble
Parent Board	Section 9.03
Parent Material Adverse Effect	Section 9.03
Patents	Def. of ‘Intellectual Property Rights’
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permit	Section 4.03(b)
Permits	Section 4.03(b)
Permitted Liens	Section 9.03
Person	Section 9.03
Personal Information	Section 9.03
Preferred Stock	Section 3.03(a)
Privacy Laws	Section 9.03
Prohibited Provisions	Section 6.11(b)
Proxy Statement	Section 6.01(a)
PSU Payment	Section 2.03(a)
Real Estate Leases	Section 3.16(b)
Receivables Purchase Agreement	Section 9.03
Registered Intellectual Property Rights	Section 3.17(a)
Regulatory Laws	Section 9.03
Representatives	Section 5.04(a)
Required Amounts	Section 4.09(b)
Reverse Termination Fee	Section 8.03(c)
RPA Consent	Section 5.05
RSU Payment	Section 2.03(b)
SEC	Section 9.03
Securities Act	Section 9.03
Securitization Facilities	Def. of ‘Permitted Liens’
Solvent	Section 4.11
SOX	Section 9.03
Subsidiary	Section 9.03

Superior Proposal	Section 5.04(f)(iii)
Superior Proposal Notice Period	Section 5.04(d)(2)(A)
Surviving Company	Section 1.01
Takeover Statutes	Section 3.19
Tax Returns	Section 9.03
Taxes	Section 9.03
Trade Secrets	Def. of ‘Intellectual Property Rights’
Trademarks	Def. of ‘Intellectual Property Rights’
Treasury Regulation	Section 9.03

Exhibit 3.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED BY-LAWS

OF

TRIUMPH GROUP, INC.

This Amendment No. 1 to Amended and Restated By-Laws of Triumph Group, Inc., a Delaware corporation (the “By-laws”), is made as of this 2nd day of February, 2025. Capitalized terms used but not defined herein shall have the meaning given to such terms in the By-laws.

1.	The By-laws are hereby amended to add a new Article X immediately following Article IX, which shall read as follows:

“ARTICLE X

FORUM FOR ADJUDICATION OF CERTAIN DISPUTES

Section 1.(a) Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware (the “Chancery Court”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL, the Certificate of Incorporation or these By-laws (each, as in effect from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Chancery Court lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Chancery Court (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. If any action the subject matter of which is within the scope of the first sentence of this Article X is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the first sentence of this Article X and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(b) Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article X with respect to any current or future actions or claims. This provision is intended to benefit and may be enforced by the Corporation, its directors, officers, stockholders, employees, agents, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.”

2.	Except as specifically amended herein, the By-laws of the Corporation shall remain unchanged and in full force and effect.

[Remainder of page intentionally left blank.]

Exhibit 99.1

NEWS RELEASE

Contact: Kyle Beeson Director, Communications Phone (610) 251-1000 kbeeson@triumphgroup.com	Thomas A. Quigley, III Vice President, Investor Relations, Mergers & Acquisitions and Treasurer Phone (610) 251-1000 tquigley@triumphgroup.com

TRIUMPH to be Acquired by Affiliates of Warburg Pincus and Berkshire Partners in an All-Cash Transaction Valued at Approximately $3 Billion

TRIUMPH Shareholders to Receive $26.00 in Cash Per Share

RADNOR, Pa., NEW YORK, BOSTON, February 3, 2025 — Triumph Group, Inc. (NYSE: TGI) (“TRIUMPH” or the “Company”) today announced that it has entered into a definitive agreement under which affiliates of growth-focused private equity firms Warburg Pincus and Berkshire Partners will acquire TRIUMPH through a newly formed entity for a total enterprise value of approximately $3 billion. Upon completion of the transaction, TRIUMPH will become a privately held Company, jointly controlled by Warburg Pincus and Berkshire Partners.

Under the terms of the agreement, TRIUMPH shareholders will receive $26.00 per share in cash. The purchase price represents a premium of approximately 123% over the Company’s unaffected closing stock price1 and a premium of approximately 58% over the volume weighted average price (VWAP) of TRIUMPH common stock for the 90 days prior to January 31, 2025.

“We are pleased to have reached this agreement, which reflects the culmination of the Board’s robust process and will deliver immediate, certain and premium cash value to our shareholders,” said Dan Crowley, TRIUMPH’s chairman, president and chief executive officer. “Over the last few years, TRIUMPH successfully optimized our portfolio, built around a world class team and capabilities. This transaction recognizes our Company’s position as a valued provider of mission-critical engineered systems and proprietary components for both OEM and aftermarket customers. As a privately held company in partnership with Berkshire Partners and Warburg Pincus, TRIUMPH will have an enhanced ability to meet our customers’ evolving needs and provide more opportunities for our valued employees.”

“TRIUMPH has a strong reputation as a leader in highly engineered aerospace components and systems, and we are excited about partnering with them in this next chapter of growth,” said Dan Zamlong, Managing Director at Warburg Pincus. “With our deep experience investing in and developing aerospace platforms, we look forward to working with TRIUMPH’s talented global team to increase opportunities for its portfolio and capture the growing demand for high quality aerospace components.”

“TRIUMPH plays a critical role in the aerospace and defense industry and is known for providing high quality products on key platforms. Berkshire has a long history of partnering with market-leading aerospace companies, and we look forward to helping accelerate the next phase of TRIUMPH’s growth,” added Blake Gottesman, Managing Director at Berkshire Partners.

Timing and Approvals

The transaction is expected to close in the second half of calendar year 2025 and is subject to customary closing conditions, including approval by TRIUMPH shareholders and receipt of required regulatory approvals. TRIUMPH’s Board of Directors unanimously approved the definitive agreement. The transaction is not contingent upon financing. Upon completion of the transaction, TRIUMPH will no longer be traded on the New York Stock Exchange.

[1]	of $11.65 per share as of the close on October 9, 2024, the last full trading day prior to media reports regarding a possible sale transaction

Third Quarter Fiscal 2025 Earnings

In connection with its pending transaction, TRIUMPH will release its third quarter fiscal 2025 earnings and file its Form 10-Q by February 10, 2025, as planned, and is cancelling its previously scheduled earnings conference call and webcast.

Advisors

Goldman Sachs & Co. LLC is serving as exclusive financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to TRIUMPH. Lazard is serving as financial advisor and Kirkland & Ellis LLP and Covington & Burling LLP are acting as legal counsel to Berkshire Partners and Warburg Pincus.

About TRIUMPH

Founded in 1993 and headquartered in Radnor, Pennsylvania, TRIUMPH designs, develops, manufactures, repairs and provides spare parts across a broad portfolio of aerospace and defense systems and components. The Company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators.

More information about TRIUMPH can be found on the Company’s website at www.triumphgroup.com.

About Berkshire Partners

Berkshire Partners is a 100% employee-owned, multi-sector specialist investor in private and public equity. The firm’s private equity team invests in well-positioned, growing companies across business & consumer services, healthcare, industrials, and technology & communications. Berkshire is currently investing from its Fund XI, which held its final closing in 2024 with approximately $7.8 billion in commitments. Since inception, Berkshire Partners has made more than 150 private equity investments and has a strong history of collaborating with management teams to grow the companies in which it invests. For additional information, visit www.berkshirepartners.com.

About Warburg Pincus

Warburg Pincus LLC is the pioneer of private equity global growth investing. A private partnership since 1966, the firm has the flexibility and experience to focus on helping investors and management teams achieve enduring success across market cycles. Today, the firm has more than $86 billion in assets under management, and more than 230 companies in their active portfolio, diversified across stages, sectors, and geographies. Warburg Pincus has been an active investor in the aerospace & defense and industrial technology sectors with current and former investments including Accelya, Aquila Air Capital, CAMP Systems, Consolidated Precision Products, Duravant, Extant Aerospace, Infinite Electronics, Inmarsat, iNRCORE, Quest Global, Sundyne, TransDigm and Wencor Group. Warburg Pincus has invested in more than 1,000 companies across its private equity, real estate, and capital solutions strategies.

The firm is headquartered in New York with offices in Amsterdam, Beijing, Berlin, Hong Kong, Houston, London, Luxembourg, Mumbai, Mauritius, San Francisco, São Paulo, Shanghai, and Singapore. For more information, please visit www.warburgpincus.com or follow us on LinkedIn.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid and information currently available to management. They can be identified by the use of words such as “may,” “might,” “anticipate,” “plan,” “believe,” “potential,” “intend,” “expect,” “strategy,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following risks: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the risk that the Company’s stockholders may not approve the proposed transaction; (iii) inability to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; (iv) uncertainty as to the timing of completion of the proposed transaction; (v) potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction; (vi) potential litigation relating to the proposed transaction that could be instituted against the Company, Titan BW Acquisition Holdco Inc. (the “Buyer”) or their respective directors and officers, including the effects of any outcomes related thereto; or (vii) possible disruptions from the proposed transaction that could harm the Company’s or Buyer’s business, including current plans and operations. Further information regarding the important factors that could cause actual results to differ from projected results can be found in the Company’s reports filed or that may be filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2024 and September 30, 2024. Any forward-looking information provided in this document should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this document.

Important Additional Information and Where to Find It

In connection with the proposed transaction between the Company and Buyer, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the proxy materials to each stockholder entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website (https://www.triumphgroup.com/investor-relations) or by contacting the investor relations department of the Company.

Participants in the Solicitation

The Company and its directors and executive officers, including Daniel J. Crowley, Chairman, President and Chief Executive Officer, Barbara Humpton, Colleen C. Repplier, Courtney Mather, Cynthia M. Egnotovich, Daniel P. Garton, Mark C. Cherry, Neal J. Keating, Partrick Allen, all of whom are members of the Company’s Board of Directors, as well as James McCabe, Senior Vice President and Chief Financial Officer, Jennifer Allen, Chief Administrative Officer, Senior Vice President, General Counsel and Secretary, Thomas Quigley, Vice President, Investor Relations, Mergers & Acquisitions & Treasurer, Kai Kasiguran, Vice President, Controller may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, can be found under the captions “Security Ownership of Principal Stockholders and Management,” “Board of Directors—Director Compensation,” and “Compensation Discussion and Analysis” contained in the Company’s proxy statement on Schedule 14A filed with the SEC on June 24, 2024. To the extent that the Company’s directors and executive officers and their respective affiliates have acquired or disposed of security holdings since the applicable “as of” date disclosed in the 2024 Proxy Statement, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4, Initial Statements of Beneficial ownership on Form 3, or amendments to beneficial ownership reports on Schedules 13D filed with the SEC: Form 4, filed by Kai W. Kasiguran, with the filings of the Company on September 3, 2024; Form 4, filed by Colleen C. Repplier, with the filings of the Company on August 12, 2024; Form 4, filed by Courtney Mather, with the filings of the Company on August 12, 2024; Form 4, filed by Neal J. Keating, with the filings of the Company on August 12, 2024; Form 4, filed by Daniel P. Garton, with the filings of the Company on August 12, 2024; Form 4, filed by Barbara Humpton, with the filings of the Company on August 12, 2024; Form 4, filed by Cynthia M. Egnotovich, with the filings of the Company on August 12, 2024; Form 4, filed by Patrick E. Allen, with the filings of the Company on August 12, 2024; Form 3, filed by Mark C. Cherry, with the filings of the Company on August 12, 2024 and Form 4, filed by Mark C. Cherry, with the filings of the Company on August 9, 2024.

Information regarding the identity of the potential participants, and their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at https://www.triumphgroup.com/investor-relations.

Additional TRIUMPH Media Contacts

Sharon Stern / Arielle Rothstein

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

TriumphMedia@joelefrank.com

Berkshire Partners Contact

Greg Winter, Director of Marketing & Communications

gwinter@berkshirepartners.com

Warburg Pincus Contact

Kerrie Cohen, Managing Director, Global Head of Communications & Marketing

kerrie.cohen@warburgpincus.com